Filed Pursuant to Rule 424(b)(5)

Registration No. 333-227726

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS SUPPLEMENT DATED OCTOBER 29, 2018

Prospectus Supplement

(To Prospectus dated October 18, 2018)

$50,000,000

Common Shares

We are offering $50,000,000 of our common shares pursuant to this prospectus supplement. Our outstanding common shares are listed for trading on The Nasdaq Global Select Market under the symbol “CMTA.” On October 26, 2018, the closing sales price of our common shares on The Nasdaq Global Select Market was $14.03 per share.

We are an “emerging growth company” under the federal securities laws and are subject to reduced public company reporting requirements.

Investing in our securities involves significant risks. Please carefully consider the risks discussed in “Risk Factors” beginning on page S-9 of this prospectus supplement and in our filings with the Securities and Exchange Commission, or the SEC, that are incorporated by reference in this prospectus supplement before making a decision to invest in our common shares.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions to be paid by us(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	We have agreed to reimburse the underwriters for certain FINRA-related offering expenses. See “Underwriters.”

We have granted the underwriters an option to purchase up to an additional $7,500,000 worth of our common shares at the public offering price, less the underwriting discounts and commissions, within thirty (30) days from the date of this prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common shares against payment on or about October   , 2018.

Morgan Stanley	Leerink Partners

The date of this prospectus supplement is , 2018

TABLE OF CONTENTS

Prospectus Supplement

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common shares and updates the information contained in the accompanying prospectus and the documents incorporated by reference herein and therein. The second part is the accompanying prospectus, which provides more general information, some of which does not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents previously filed with the SEC that are incorporated by reference herein, the information in this prospectus supplement will supersede such information. For a more detailed understanding of an investment in our common shares, you should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find More Information.”

This prospectus supplement is part of a “shelf” registration statement on Form F-3 that we filed with the SEC on October 5, 2018. Under the shelf registration process, we may from time to time offer and sell the securities described in the accompanying prospectus in one or more offerings.

Neither we nor the underwriters have authorized anyone to provide you with information that is different or in addition to that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf. Neither we nor the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any information that others may give. Neither we nor the underwriters are making an offer to sell or soliciting an offer to buy our common shares under any circumstance in any jurisdiction where the offer or solicitation is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus and any free writing prospectus is accurate as of any date other than the respective date of each of those documents, or that any information in documents that we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any sale of common shares hereunder. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement, the accompanying prospectus, and the information incorporated herein and therein by reference includes trademarks, service marks and trade names owned by us or other companies. “Clementia” and our other registered or common law trademarks, service marks or trade names appearing in this prospectus supplement or the accompanying prospectus are the property of Clementia Pharmaceuticals Inc. Other trademarks and trade names referred to in this prospectus are the property of their respective owners.

All references in this prospectus to “the Company”, “Clementia”, “we”, “us”, or “our” refer to Clementia Pharmaceuticals Inc. and the subsidiary through which it conducts its business unless otherwise indicated.

Unless otherwise indicated, all references to “dollars” or the use of the symbol “$” are to U.S. dollars, the Company’s functional currency, and all references to “Canadian dollars” or “C$” are to Canadian dollars. Unless otherwise specified, all financial information has been prepared in accordance with International Financial Reporting Standards (or IFRS) as issued by the International Accounting Standards Board (or IASB).

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the information incorporated herein and therein by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act, which are subject to the safe harbor created by those sections for such statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “design,” “intend,” “expect,” “could,” “plan,” “potential,” “predict,” “seek,” “should,” “would” or the negative version of these words and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short- and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, assumptions and other important factors, including those described in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference, particularly in the sections of such documents titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In light of these risks, uncertainties, assumptions and other factors, the forward-looking events and circumstances discussed in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	our ability to achieve profitability in the future;

•	our projected financial position and estimated cash burn rate;

•	our expectations about the timing of achieving milestones and the cost of our development programs;

•	our observations and expectations regarding the efficacy of palovarotene and the potential benefits to patients;

•	our requirements for, and the ability to obtain, future funding on favorable terms or at all;

•	our projections regarding the timely and successful completion of studies and trials and availability of results from such studies and trials;

•	our expectations about palovarotene’s safety and efficacy;

•	our expectations regarding our ability to arrange for the manufacturing of our products and technologies;

•	our expectations regarding the progress, and the successful and timely completion, of the various stages of the regulatory approval process;

•	our plans to market, sell and distribute our products and technologies;

•	our expectations regarding the acceptance of our products and technologies by the market;

•	our ability to retain and access appropriate staff, management and expert advisers;

•	our expectations with respect to existing and future corporate alliances and licensing transactions with third parties, and the receipt and timing of any payments to be made by us or to us in respect of such arrangements; and

•	our strategy with respect to the protection of our intellectual property.
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All forward-looking statements reflect our belief and assumptions based on information available at the time the assumption was made. These forward-looking statements are not based on historical facts but rather on management’s expectations regarding future activities, results of operations, performance, future capital and other expenditures (including the amount, nature and sources of funding thereof), competitive advantages, business prospects and opportunities. By its nature, forward-looking information involves numerous assumptions, inherent risks and uncertainties, both general and specific, known and unknown, that contribute to the possibility that the predictions, forecasts, projections or other forward-looking statements will not occur. Factors which could cause future outcomes to differ materially from those set forth in the forward-looking statements include, but are not limited to:

•	our ability to generate revenue and become profitable;

•	the ability to obtain, on satisfactory terms or at all, the financing required to support operations, development, clinical trials and commercialization of products;

•	the risks related to our heavy reliance on palovarotene, our only current product candidate;

•	the risks of delays and inability to complete clinical trials due to difficulties enrolling patients;

•	the risks associated with the development of palovarotene and any future product candidate, including the demonstration of efficacy and safety;

•	the risks related to clinical trials including the risk of negative results, potential delays, cost overruns and potential adverse events or unacceptable side effects;

•	the risks of reliance on third-parties for the planning, conduct and monitoring of clinical trials and for the manufacture of clinical drug supplies and drug product;

•	potential changes in regulatory requirements, and delays or negative outcomes from the regulatory approval process;

•	our ability to successfully compete in our targeted markets, including the risk that competing therapies could emerge;

•	the risks related to healthcare reimbursement policies and potential healthcare reform;

•	our heavy dependence on licensed intellectual property, including our ability to source and maintain licenses from third-party owners;

•	our ability to adequately protect proprietary information, trade secrets and technology from competitors;

•	the risk of patent or other intellectual property related litigation;

•	risks related to changes in patent laws and their interpretations;

•	risks related to our ability to manage the expansion of the size and scope of our Company, including risks associated with international operations;

•	the potential for product liability claims; and

•	our ability to attract, retain and motivate key personnel.

You should read this prospectus supplement, the accompanying prospectus, the information incorporated herein and therein by reference, and the documents that have been filed as exhibits to the registration statement of which this prospectus supplement is a part completely and with the understanding that our actual future results may be materially different from what we expect.

All written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We caution investors not to rely too

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heavily on the forward-looking statements we make or that are made on our behalf.

In addition, you should refer to the section of this prospectus supplement entitled “Risk Factors” as well as the “Risk Factors” disclosed in the documents we have incorporated by reference, for a discussion of other important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus supplement, the accompanying prospectus, or the information incorporated herein and therein will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties to which these forward-looking statements are subject, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It does not contain all of the information you should consider before making an investment decision. Before you decide to invest in our securities, you should read the entire prospectus supplement and the accompanying prospectus carefully, including the risk factors and the financial statements and related notes incorporated by reference herein and therein.

Company Overview

We are a clinical-stage biopharmaceutical company innovating treatments for people with ultra-rare bone disorders and other diseases. Our lead product candidate, palovarotene, is an oral small molecule that binds and activates retinoic acid receptor gamma (an RARγ agonist) and has shown potent activity in preventing abnormal new bone formation as well as scar tissue formation (or fibrosis) in a variety of tissues. We are developing palovarotene for the treatment of Fibrodysplasia Ossificans Progressiva (FOP) and Multiple Osteochondromas (MO), as well as other diseases. For FOP, we are preparing for a New Drug Application (NDA) for episodic, flare-up based palovarotene treatment, which we intend to submit to the U.S. Food and Drug Administration (FDA) in the second half of 2019, and subject to approval, a U.S. commercial launch in the first half of 2020. We also completed enrollment in our Phase 3 MOVE Trial in FOP in August 2018 with two interim data read-outs planned in 2019. For MO, we enrolled the first patient in our Phase 2 clinical trial in April 2018, and we expect an interim data read-out in 2020. We believe that, if approved in FOP or MO, palovarotene could become the standard of care in either or both of these indications.

FOP is an ultra-rare, chronic and severely disabling disease of abnormal bone formation, or heterotopic ossification (HO). A 2011 Nature Medicine paper showed that palovarotene potently inhibited HO in animal models of FOP. As a result, we exclusively in-licensed palovarotene from Roche to form the basis of Clementia, and we have also secured additional IP related to palovarotene. FOP is characterized by painful, recurrent episodes of soft tissue swelling (flare-ups) that result in bone formation in areas of the body where bone is not normally present, such as muscles, tendons and ligaments. Recurrent flare-ups and new bone formation progressively restrict movement by locking joints, leading to cumulative loss of function, disability and early death. FOP is caused by a mutation of the bone morphogenetic protein (BMP) Type I receptor or ACVR1 (also known as ALK2) that leads to excess BMP signaling and new bone formation. We estimate that the prevalence of FOP is approximately 1.3 individuals per million lives, or approximately 9,000 globally. As of October 2016, there were known to be more than 800 diagnosed FOP patients worldwide. There are currently no approved medical treatment options to prevent the formation of heterotopic bone in FOP. The FDA recently agreed with us that our available Phase 2 data on the treatment of flare-ups with episodic palovarotene dosing would support an NDA submission for palovarotene for the prevention of HO associated with flare up symptoms in patients with FOP. We expect to have a pre-NDA meeting with the FDA in the first quarter of 2019, and we currently expect to submit our NDA in the second half of 2019. Our ongoing Phase 3 MOVE Trial, which is evaluating a chronic daily dosing in addition to the episodic flare-up dosing, will continue and is expected to report final results in 2020 with three planned interim read-outs (two in 2019 and one in 2020). We believe that, if successful, the data from the MOVE Trial may provide the basis for a supplemental NDA (sNDA) for an additional treatment regimen option for patients with FOP.

MO, also called multiple hereditary exostoses, is an ultra-rare genetic disease of new bone formation in children which, like FOP, is mediated by excess BMP signaling. Patients with MO develop multiple benign bone tumors, also known as osteochondromas (OCs) or exostoses, on bones. We estimate that MO affects approximately 20 individuals per million lives, or approximately 150,000 globally, which is approximately 15 times greater than that of FOP. OCs emerge before skeletal maturity yet continue to provoke substantial morbidities throughout life for MO patients. We have generated pre-clinical data demonstrating that palovarotene inhibits the number of OCs by approximately 80% in an animal model of MO as compared to vehicle-treated animals. Based on our knowledge of the safety and tolerability profile of palovarotene and our pre-clinical animal model data, we initiated a global, placebo-controlled Phase 2 study (the MO-Ped Trial) of palovarotene in MO. We expect to report results for this trial in 2021 with a planned interim read-out in 2020.

We also believe that RARγ agonists have great potential as inhibitors of BMP signaling in other indications. Palovarotene has been shown to exert multiple effects in various tissues including in ocular tissues, where RARγ agonists generally demonstrate anti-fibrotic properties. Pre-clinical proof-of-concept studies in dry eye disease that we conducted show that an eye drop formulation of palovarotene can potently increase tear production and decrease corneal damage. In October 2018, we initiated and enrolled the first subject in a Phase 1 trial being conducted in Canada that will evaluate the safety, tolerability, and pharmacokinetic profile of single and multiple ascending doses of palovarotene ophthalmic solution in healthy volunteers. We expect to report results from this trial in the first quarter of 2019. We plan to utilize the data obtained in this study to inform the design of a proof of concept efficacy trial evaluating palovarotene in dry eye disease,

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which is expected to begin in 2019. We are also focused on developing other RARγ agonists that we have in-licensed from Galderma. We are currently in the process of characterizing these second generation RARγ agonists in animal models.

In July 2014, the FDA granted Orphan Drug Designation for palovarotene as a treatment for FOP, and in November 2014, we were granted orphan drug status in the EU. Orphan Drug Designation by the FDA allows for seven years of market exclusivity in the U.S. upon approval of the drug for the indication for which it was designated except in certain limited circumstances. In Europe, marketing authorization for an orphan drug generally leads to a ten-year period of market exclusivity. In November 2014, we received Fast Track Designation from the FDA, which allows for more frequent interactions with the FDA during the drug development and review process. Also, in July 2017, the FDA granted Breakthrough Therapy Designation to palovarotene for the prevention of HO in patients with FOP, which allows for intensive guidance on efficient drug development and organizational commitment involving senior management. In November 2017, the FDA granted Orphan Drug Designation for palovarotene as a treatment for MO, and in May 2018, the EMA granted Orphan Drug Designation for palovarotene for the treatment of MO.

Our Programs

Our programs currently target diseases involving tissue transformation and retinoic acid receptors (RARs). RARs are expressed in a variety of tissues and are involved in the growth, shape and maintenance of tissues (morphogenesis). In particular, the RARγ receptor sub-type is expressed in cells that produce cartilage and plays a role in biological pathways responsible for endochondral bone formation (the process of new bone formation which occurs via cartilage formation). RARγ is also present in multiple other cells and tissues where it mediates the growth and differentiation of specific cell types, including those involved in fibrosis.

We believe that RARγ agonists, such as palovarotene, have the potential for therapeutic use in a broad range of conditions, including diseases like FOP and MO that involve pathological bone formation as well as other indications characterized by excessive fibrosis or scarring such as dry eye disease.

The following table summarizes our development programs:

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Palovarotene for FOP

In 2014, we initiated the first ever Phase 2 study in FOP and since then have tested multiple dosing regimens evaluating multiple imaging and functional endpoints in approximately 150 individuals. The outcomes observed at 12 weeks following episodic palovarotene treatment were recently presented at ASBMR 2018. In these studies, 92 palovarotene-treated flare-ups in 62 patients across three different dosing regimens were evaluated compared to 46 placebo or untreated flare-ups in 41 patients from the Company’s natural history study. Patients treated with palovarotene at the time of a flare-up demonstrated a greater than 70% reduction in mean new HO volume at 12 weeks compared to the untreated group. Further, the reduction in mean new HO volume among patients treated with the episodic 20/10 mg dosing regimen (20 mg for 4 weeks starting at the time of a flare-up followed by 10 mg for 8 weeks) was statistically significant (p=0.02). Palovarotene was generally well tolerated across all dosing regimens of the Phase 2 clinical program. There were dose-related increases in retinoid-associated adverse events (AEs) with most being mild or moderate in severity, and only one patient discontinued participation in the study because of an AE.

In recent interactions between Clementia and the FDA, including a Type B meeting held as part of palovarotene’s Breakthrough Therapy Designation, the FDA has agreed that available data would support filing of an NDA for palovarotene for the prevention of HO associated with flare up symptoms in patients with FOP. Following the completion of standard non-clinical, clinical pharmacology and CMC studies to be agreed upon with the agency, we plan to submit an NDA in the second half of 2019 to seek approval of the palovarotene 20/10 mg episodic dosing regimen. If successful, we could be ready for commercial launch in the U.S. in the first half of 2020.

Our Phase 3 MOVE Trial is evaluating a chronic dosing regimen of palovarotene in FOP (5 mg daily) with increased episodic doses during flare-ups (20 mg for four weeks followed by 10 mg for eight weeks). The primary endpoint of the MOVE Trial is the annualized change in new HO volume as assessed by low-dose whole body CT scans (WBCTs), compared to untreated patients from the natural history study, which is being used as the external control and is described below. The MOVE Trial is fully enrolled, and we expect to report full data in 2020 with interim read-outs in 2019 and 2020. If successful, we plan to submit an sNDA for the combination dosing regimen that includes both chronic dosing and episodic dosing at time of flare-ups.

In parallel with our interventional trials, we have also completed enrollment in a first of its kind natural history study with 114 patients worldwide to characterize the progression of FOP across numerous outcomes. This study is tracking new HO formation across the body using WBCTs as well as other measures of mobility and functional impairment. Cross-sectional data indicates a strong correlation between losses in physical function with age and with total body volume of HO and functional outcomes. The findings of this study have been instrumental in establishing that HO is a clinically meaningful endpoint in FOP.

Palovarotene for MO

We have generated pre-clinical data demonstrating that palovarotene inhibits the number of OCs by approximately 80% in an animal model of MO as compared to vehicle-treated animals. We initiated patient enrollment in a global, placebo-controlled Phase 2 study (the MO-Ped Trial) of palovarotene in MO in April 2018 and expect to complete enrollment in the first half of 2019. The MO-Ped Trial will enroll up to 240 patients at approximately 25-30 clinical sites worldwide, comprised of pediatric patients from 2 to 14 years of age, to assess palovarotene’s effect on osteochondroma formation and other related outcomes. We expect to report clinical data for this Phase 2 trial in 2021 with an interim read-out in the first half of 2020.

Palovarotene for Dry Eye Disease

Palovarotene has been shown to exert multiple effects in various tissues including in ocular tissues, where RARγ agonists generally demonstrate anti-fibrotic properties. As a result, we have conducted pre-clinical proof-of-concept studies in dry eye disease that show that an eye drop formulation of palovarotene can potently increase tear production and decrease corneal damage. Following the completion of these studies and IND-enabling toxicity studies of an ophthalmologic formulation, we began a Phase 1 clinical trial in Canada in October 2018 in healthy volunteers to evaluate the safety of palovarotene eye drops as a potential treatment for dry eye disease. If this trial is successful, Clementia will submit an IND to FDA and advance our eye drop formulation into a proof of concept efficacy trial evaluating palovarotene in dry eye disease, which is expected to begin in 2019.

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Other RARγ Agonists

We are also developing other RARγ agonists in-licensed from Galderma in other indications involving fibrosis. Should these studies be successful, we plan to initiate the pre-IND activities necessary to initiate clinical trials in these new indications.

Our Strategy

We strive to become a leading fully-integrated biopharmaceutical company that innovates and commercializes new treatments for people with ultra-rare bone disorders and other diseases. We are rapidly developing our lead product candidate, palovarotene, to treat FOP and MO as well as other diseases. To achieve our goals, we are executing the following strategy:

Obtain regulatory approval for our lead product candidate, palovarotene, in FOP. We believe that our recent interactions with the FDA have defined a path to NDA submission in the second half of 2019. We believe that, if successful, this NDA may lead to FDA approval of palovarotene to treat children and adults with FOP using an episodic treatment regimen at the time of a flare-up. We also believe that if the NDA is accepted, we may receive priority review and be in a position to launch commercial sales in the first half of 2020. Our Phase 3 MOVE Trial, if successful, may form the basis of an sNDA for an additional dosing regimen, one which includes a chronic daily administration of palovarotene in addition to flare-up-based episodic treatment. We also expect to engage in regulatory discussions for palovarotene approval in Europe and Japan starting next year.

Complete development and obtain regulatory approval for palovarotene in MO. We believe that the positive Phase 2 results we have generated with palovarotene in FOP along with the pre-clinical data demonstrating proof-of-concept in an animal model of MO suggest that palovarotene may also demonstrate biological activity in the ongoing Phase 2 MO-Ped Trial in MO. Enrollment in this trial was initiated in April 2018 and we expect to be fully enrolled in the first half of 2019. If successful, we believe this trial could potentially serve as a single pivotal study and could form the basis of FDA approval of palovarotene for MO. We expect to submit for worldwide regulatory approvals of palovarotene in MO including in the United States, Europe and Japan after generating the relevant clinical data, for which we expect to report data in 2021 with an interim read out in 2020.

Independently commercialize palovarotene and improve patient care in FOP and MO. We intend to establish our own commercial organization and have begun to develop a global commercial plan under the leadership of our chief commercial officer. Our plan includes establishing the sales, marketing, reimbursement, and support functions required to commercialize palovarotene in global markets. In response to requests from the patient community, we are evaluating mechanisms for allowing access to palovarotene in advance of regulatory approval in those jurisdictions where this is permitted by applicable laws.

Advance the development of an eye drop formulation of palovarotene for Dry Eye Disease. We initiated a Phase 1 clinical trial in October 2018 to evaluate the safety, tolerability, and pharmacokinetic profile of single and multiple ascending doses of palovarotene ophthalmic solution in healthy volunteers. Data from this trial are expected in the first quarter of 2019 and, if successful, Clementia will submit an IND to the FDA and advance our eye drop formulation into a proof of concept efficacy trial evaluating palovarotene in dry eye disease, which is expected to begin in 2019.

Expand our RARγ agonists platform. We are also developing other RARγ agonists in-licensed from Galderma in other indications involving fibrosis. Should these studies be successful, we plan to initiate the pre-IND activities for these other RARγ agonists necessary to initiate clinical trials in these new indications.

Evaluate opportunities to expand our leadership in FOP and other areas of expertise. As the leaders in FOP drug development, we intend to maintain this leadership via collaborations with others who have programs which may enhance functional outcomes in persons with FOP. We may also selectively form collaborative alliances to expand our capabilities and product offerings into new therapeutic areas and potentially accelerate commercialization in select geographic markets. Additionally, we may pursue the acquisition or in-licensing of product candidates, particularly in our core focus area of rare bone diseases.

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Our Team

We have assembled a team of highly skilled and experienced employees, directors and consultants with broad capabilities in drug discovery, development, regulation and commercialization and particular expertise in orphan diseases. A majority of our employees possess advanced scientific degrees. Our management team has substantial industry experience in the orphan disease space with a successful track record of developing and commercializing drug candidates such as Aldurazyme®, Cerezyme®, Fabrazyme®, Myozyme®, Soliris® and Vyndaqel®. Our board members include the former CEOs and the former CCO of companies that developed Yescarta®, Gattex®, Natpara® and Strensiq®, the latter two drugs indicated for the treatment of rare bone diseases. We continue to leverage this specialized expertise and experience to rapidly pursue the development and commercialization of palovarotene in multiple indications.

Summary Risk Factors

Investing in our common shares involves a high degree of risk. You should carefully consider the risks described in “Risk Factors” before making a decision to invest in our common shares. If any of these risks actually occur, our business, financial condition and results of operations would likely be materially adversely affected. In such case, the trading price of our common shares would likely decline and you may lose part or all of your investment. Below is a summary of some of the principal risks we face:

•	potential changes in regulatory requirements, and delays or negative outcomes from the regulatory approval process;

•	our ability to generate revenue and become profitable;

•	the ability to obtain, on satisfactory terms or at all, the financing required to support operations, development, clinical trials and commercialization of products;

•	the risks related to our heavy reliance on palovarotene, our only current product candidate;

•	the risks associated with the development of palovarotene and any future product candidate, including the demonstration of efficacy and safety;

•	the risks related to clinical trials including the risk of negative results, potential delays, cost overruns and potential adverse events or unacceptable side effects;

•	the risks of reliance on third-parties for the planning, conduct and monitoring of clinical trials and for the manufacture of clinical drug supplies and drug product;

•	our ability to successfully compete in our targeted markets, including the risk that competing therapies could emerge;

•	the risks related to healthcare reimbursement policies and potential healthcare reform;

•	our heavy dependence on licensed intellectual property, including our ability to source and maintain licenses from third-party owners;

•	the risk of patent or other intellectual property related litigation;

•	the risks of adverse tax consequences for our U.S. shareholders resulting from our characterization as a passive foreign investment company (PFIC). We believe that we qualified as a PFIC for our taxable years ended December 31, 2016 and December 31, 2017, and we expect to qualify as a PFIC for our taxable year ending December 31, 2018 and, very possibly, for subsequent years;

•	the risks related to security breaches, loss of data and other disruptions, including with respect to cybersecurity; and

•	the risk that the FDA does not accept for filing or approval the NDA we propose to submit, even though the FDA agreed our Phase 2 data would support the filing of an NDA for palovarotene.
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Implications of Being an Emerging Growth Company and a Foreign Private Issuer

As a company with less than $1.07 billion in revenue during our most recently completed fiscal year as of the initial filing date of the registration statement of which this prospectus is a part, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (or the Securities Act) as modified by the Jumpstart our Business Startups Act of 2012 (or the JOBS Act). As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies that are not emerging growth companies. These provisions include an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions until December 31, 2022 or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have $1.07 billion or more in annual revenues as of the end of our fiscal year, more than $700 million in market value of our shares held by non-affiliates as of the end of our second fiscal quarter, or we issue more than $1.0 billion of non-convertible debt securities over a three-year period. We may choose to take advantage of some but not all of these reduced disclosure obligations. If we do, the information that we provide shareholders may be different than you might get from other public companies in which you hold shares.

The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We prepare our financial statements in accordance with IFRS as issued by the IASB, which make no distinction between public and private companies for purposes of compliance with new or revised accounting standards. Therefore, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

We report under the Securities Exchange Act of 1934, as amended (the Exchange Act) as a non-U.S. company with foreign private issuer status. As a foreign private issuer, we may take advantage of certain provisions in the Nasdaq Listing Rules that allow us to follow Canadian law for certain corporate governance and reporting matters. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

•	the rules under the Exchange Act requiring the filing with the U.S. Securities and Exchange Commission of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events;

•	the sections of the Exchange Act requiring U.S. GAAP financial statements (rather than financial statements pursuant to IFRS as issued by the IASB used by the Company); and

•	Regulation Fair Disclosure, or Regulation FD, which regulates selective disclosures of material information by issuers.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules in the U.S. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

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Company Information

Clementia Pharmaceuticals Inc. was incorporated under the Canada Business Corporations Act (CBCA) on November 5, 2010. The principal executive offices of Clementia Pharmaceuticals Inc. are currently located at 4150 Sainte-Catherine Street West, Suite 550, Montreal, Quebec, Canada H3Z 2Y5. Our telephone number is (514) 940-3600.

Clementia Pharmaceuticals Inc. has a wholly-owned subsidiary, Clementia Pharmaceuticals USA Inc., which was incorporated in the state of Delaware, with a registered office located at 275 Grove Street, Suite 2-400, Newton, Massachusetts, USA.

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THE OFFERING

Issuer	Clementia Pharmaceuticals Inc.

Common shares offered by us	Common shares having an aggregate offering price of up to $50,000,000.

Underwriters’ option to purchase additional shares	The underwriters have the option to purchase up to an additional $7,500,000 worth of our common shares, which they may exercise, from time to time, in whole or in part, for a period of thirty (30) days from the date of this prospectus supplement.

Common shares to be outstanding immediately after this offering	shares, or shares if the underwriters’ option to purchase additional shares is exercised in full.

Use of proceeds	We intend to use the net proceeds from the offering, together with our existing cash and investments on hand, to fund the preparations for an NDA filing of palovarotene for FOP, to facilitate the commercialization of palovarotene, to fund the ongoing clinical trials of palovarotene, and the remainder for working capital and for general corporate purposes. See “Use of Proceeds” on page S-15 of this prospectus supplement.

Risk factors	Investing in our common shares involves significant risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement as well as those risk factors that are incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors to consider carefully before deciding to invest in our common shares.

Nasdaq Global Select Market listing	Our common shares are listed on The Nasdaq Global Select Market under the symbol “CMTA.”

Outstanding Shares

The number of common shares to be outstanding immediately after this offering, as stated above, is based on 31,717,584 shares outstanding as of October 26, 2018, and excludes as of that date:

•	4,507,932 common shares issuable upon the exercise of options with a weighted average exercise price of $6.51;

•	15,247 common shares issuable upon departure of directors for deferred share units;

•	873,304 remaining common shares reserved for issuance under our 2013 Stock Option Plan and 2,064,958 remaining common shares reserved for issuance under our 2017 Omnibus Plan; and

•	$40.0 million of additional common shares issuable under the terms of our At-The-Market (ATM) offering prospectus filed on October 22, 2018.

Except as otherwise indicated, all information in the prospectus supplement, including the number of common shares outstanding immediately after this offering, excludes the shares referenced in the bullets above and assumes no exercise by the underwriters of their option to purchase            additional common shares from us within thirty (30) days of the date of this prospectus supplement.

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RISK FACTORS

An investment in our common shares involves a high degree of risk and should be considered speculative. Before deciding whether to invest in our common shares, you should consider carefully the risks described below and discussed under the section captioned “Risk Factors” in our registration statement on Form F-3 (File No. 333-227726) filed with the SEC on October 5, 2018, and under “Item 3D: Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2017, which sections are incorporated by reference in this prospectus supplement and the accompanying prospectus in its entirety, together with other information in this prospectus supplement, the accompanying prospectus, and the information and documents incorporated by reference that we have authorized for use in connection with this offering. If any of these risks actually occur, our business, financial condition, results of operations or cash flows could be seriously harmed. This could cause the trading price of our common shares to decline, resulting in a loss of all or part of your investment.

Risks Related to Our Common Shares and This Offering

As an investor participating in this offering, you will experience immediate substantial dilution.

The public offering price of our common shares in this offering will exceed the net tangible book value per share of our common shares before giving effect to this offering. Accordingly, based upon a public offering price of $                    per share, if you purchase common shares in this offering, you will incur immediate substantial dilution of approximately $          per share, representing the difference between the public offering price and our as-adjusted net tangible book value as of June 30, 2018, after giving effect to this offering. The future exercise of outstanding options and departure of directors for deferred share units will result in further dilution of your investment. Furthermore, we may choose to raise additional capital through the sale of equity or other dilutive securities based on market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital in this manner, the issuance of such securities could result in further dilution of stockholders. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common shares in this offering.

Our management will have broad discretion over the actual amounts and timing of the expenditures of the proceeds we receive in this offering and might not apply the proceeds in ways that enhance our operating results or increase the value of your investment.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common shares. The failure by our management to apply these funds effectively could result in financial losses, and these financial losses could have a material adverse effect on our business, cause the price of our common shares to decline and delay the development of our product candidates. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Market volatility may affect our share price and the value of your investment.

The market price for securities of biotechnology companies generally are likely to be volatile. In addition, the market price and trading volume of our common shares has been and will likely continue to be volatile for the foreseeable future, and investors in our common shares may experience a decrease, which could be substantial, in the value of their shares, including decreases unrelated to our results of operations or prospects, and could lose part or all of their investment. Since our common shares were sold in the IPO at a price of $15.00 per share, our stock price has ranged from a low sale price of $8.10 to a high price of $20.15 through October 26, 2018. The price of our common shares could be subject to wide fluctuations in response to a number of factors, including, among others:

•	plans for, progress of or results from non-clinical studies and clinical trials of palovarotene and any other product candidates;

•	the FDA’s approval of or failure to approve palovarotene or any other product candidate;

•	announcements of new products, technologies, commercial relationships, acquisitions or other events by us or our competitors;
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•	the success or failure of other FOP or MO therapies;

•	regulatory or legal developments in the United States and other countries;

•	failure of palovarotene or any other product candidates, if approved, to achieve commercial success;

•	fluctuations in stock market prices and trading volumes of similar companies;

•	general market conditions and overall fluctuations in U.S. equity markets;

•	variations in our operating results;

•	changes in our financial guidance or securities analysts’ estimates of our financial performance;

•	changes in accounting principles;

•	our ability to raise additional capital and the terms on which we can raise it;

•	sales of large blocks of our common shares, including sales by our executive officers, directors and significant shareholders;

•	additions or departures of key personnel;

•	discussion of us or our stock price by the press and by online investor communities; and

•	other risks and uncertainties described in these risk factors.

We are an “emerging growth company,” and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common shares may be less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we have chosen to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If we continue to choose not to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, our auditors will not be required to attest to the effectiveness of our internal control over financial reporting. As a result, investors may become less comfortable with the effectiveness of our internal controls and the risk that material weaknesses or other deficiencies in our internal controls go undetected may increase. If we continue to choose to provide reduced disclosures in our periodic reports and proxy statements while we are an emerging growth company, investors will have access to less information and analysis about our executive compensation, which may make it difficult for investors to evaluate our executive compensation practices. We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our stock price may be more volatile.

As a foreign private issuer, we are not subject to certain U.S. securities law disclosure requirements that apply to domestic U.S. issuers, which may limit the information publicly available to our shareholders, and we may lose such status in the future.

As a foreign private issuer, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Securities and Exchange Act of 1934 (Exchange Act) and therefore there may be less publicly available information about us than if we were a U.S. domestic issuer. For example, we are not subject to the proxy rules in the United States and disclosure with respect to our annual meetings will be governed by Canadian requirements. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder. Therefore, our shareholders may not know on a timely basis when our officers, directors and principal shareholders purchase or sell our shares. Furthermore, as a foreign private issuer, we may take advantage of certain provisions in the Nasdaq listing rules that allow us to follow Canadian law for certain governance matters.

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We may also lose our status as a foreign private issuer. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2019. We would lose our foreign private issuer status if, for example, more than 50% of our common shares are directly or indirectly held by residents of the United States on June 30, 2019 and we fail to meet additional requirements necessary to maintain our foreign private issuer status. More than 50% of our common shares are currently held by U.S. shareholders. We nonetheless currently meet the definition of a foreign private issuer as we have determined that a majority of our executive officers and directors are not, for purposes of this test, U.S. citizens or U.S. residents, a majority of our assets are not located in the U.S. and our business is administered principally in Canada. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms beginning on January 1, 2019, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of The Nasdaq Global Select Market. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange. These expenses will relate to, among other things, the obligation to prepare our financial information in accordance with U.S. generally accepted accounting principles in the future.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, shareholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common shares.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act, or the subsequent testing by our independent registered public accounting firm when required, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retrospective changes to our consolidated financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common shares.

The two material weaknesses in internal controls over financial reporting identified as of December 31, 2016 were: (i) the valuation of the embedded derivative and related preferred shares liability accounting, and (ii) lack of segregation of duties due to super-user access and insufficient journal entry review throughout the entire fiscal year. The preferred shares were converted to common shares at the time of the closing of our IPO. Management introduced a new control in the fourth quarter of 2016 related to journal entry review and, in April 2017, management implemented another new control related to super user access. These new controls combined have remediated the material weakness related to segregation of duties. Despite our efforts to remediate prior material weaknesses or due to the existence of other material weaknesses, there is a risk that neither we nor our independent registered public accounting firm (when applicable in the future) will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

Our charter documents and certain Canadian legislation could delay or deter a change of control, limit attempts by our shareholders to replace or remove our current management and limit the market price of our common shares.

Our authorized preferred shares are available for issuance from time to time at the discretion of our board of directors, without shareholder approval. Our articles grant our board of directors the authority, subject to the CBCA, to determine the special rights and restrictions granted to or imposed on any unissued series of preferred shares, and those rights may be superior to those of our common shares.

Any of the foregoing could prevent or delay a change of control and may deprive or limit strategic opportunities to our shareholders to sell their shares.

In addition, provisions in the CBCA and in our articles of incorporation and by-laws may have the effect of delaying or

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preventing changes in our management, including provisions that:

•	require that any action to be taken by our shareholders be effected at a duly called annual or special meeting and not by written consent;

•	establish an advance notice procedure for shareholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;

•	prohibit cumulative voting in the election of directors; and

•	require the approval of our board of directors and of our shareholders to amend our by-laws and certain provisions of our articles of incorporation.

These provisions may frustrate or prevent any attempts by our shareholders to replace or remove our current management by making it more difficult for shareholders to replace members of our board of directors, which is responsible for appointing the members of our management.

Our executive officers, directors, principal shareholders and their affiliates continue to exercise significant control over our Company after this offering, which limits your ability to influence corporate matters and could delay or prevent a change in corporate control.

The holdings of our executive officers, directors, principal shareholders and their affiliates, including OrbiMed Private Investments IV, LP (OrbiMed), BDC Capital Inc. (BC) and New Enterprise Associates, Inc. (NEA) and its affiliates, represent, prior to this offering, beneficial ownership, in the aggregate, of a majority of our outstanding common shares. As a result, these shareholders, if they act together, will have significant influence over our management and affairs and control the outcome of matters submitted to our shareholders for approval, including the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets. These shareholders acquired their common shares for substantially less than the current trading price of the common shares, and these shareholders may have interests, with respect to their common shares, that are different from other investors and the concentration of voting power among these shareholders may have an adverse effect on the price of our common shares. In addition, this concentration of ownership might adversely affect the market price of our common shares by:

•	delaying, deferring or preventing a change of control of us;

•	impeding a merger, consolidation, takeover or other business combination involving us; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

See “Item 7: Major Shareholders and Related Party Transactions” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2017, filed on February 28, 2018, for more information regarding the ownership of our outstanding common shares by our executive officers, directors, principal shareholders and their affiliates.

Limitations on the ability to acquire and hold our common shares may be imposed under the Hart-Scott Rodino Act, the Competition Act (Canada) and other applicable antitrust legislation.

Limitations on the ability to acquire and hold our common shares may be imposed under the Hart-Scott Rodino Act, the Competition Act (Canada) and other applicable antitrust legislation. Such legislation generally permits the relevant governmental authority to review any acquisition of control over or of a significant interest in us, and grants the authority to challenge or prevent an acquisition on the basis that it would, or would be likely to, result in a substantial prevention or lessening of competition. In addition, the Investment Canada Act subjects an “acquisition of control” of a “Canadian business” (as those terms are defined therein) by a non-Canadian to governmental review if the book value of the Canadian business’ assets as calculated pursuant to the legislation exceeds a threshold amount. A reviewable acquisition may not proceed unless the relevant minister is satisfied that the investment is likely to be of net benefit to Canada. Any of the foregoing could prevent or delay a change of control and may deprive our shareholders of the opportunity to sell their common shares at a control premium.

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We are governed by the corporate laws of Canada which in some cases have a different effect on shareholders than the corporate laws of Delaware.

We are governed by the CBCA, and other relevant laws, which may affect the rights of shareholders differently than those of a company governed by the laws of a U.S. jurisdiction, and may, together with our charter documents, have the effect of delaying, deferring or discouraging another party from acquiring control of our Company by means of a tender offer, a proxy contest or otherwise, or may affect the price an acquiring party would be willing to offer in such an instance. The material differences between the CBCA and Delaware General Corporation Law (DGCL), that may have the greatest such effect include but are not limited to the following: (i) for material corporate transactions (such as mergers and amalgamations, other extraordinary corporate transactions or amendments to our articles) the CBCA generally requires a two-thirds majority vote by shareholders, whereas DGCL generally only requires a majority vote; and (ii) under the CBCA a holder of 5% or more of our common shares can requisition a special meeting of shareholders, whereas such right does not exist under the DGCL. Refer to the heading titled “Material Differences between the Canada Business Corporations Act and Delaware General Corporation Law” in our registration statement on Form F-1/A (File No. 333-219066), filed with the SEC on July 20, 2017 and declared effective on August 1, 2017, for more information.

U.S. civil liabilities may not be enforceable against us, our directors, our officers or certain experts named in this prospectus supplement.

We are governed by the CBCA and our principal place of business is in Canada. Many of our directors and officers, as well as certain experts named herein, reside outside of the U.S., and all or a substantial portion of their assets as well as all or a substantial portion of our assets are located outside the U.S. As a result, it may be difficult for investors to effect service of process within the U.S. upon us and such directors, officers and experts or to enforce judgments obtained against us or such persons, in U.S. courts, in any action, including actions predicated upon the civil liability provisions of U.S. federal securities laws or any other laws of the U.S. Additionally, rights predicated solely upon civil liability provisions of U.S. federal securities laws or any other laws of the U.S. may not be enforceable in original actions, or actions to enforce judgments obtained in U.S. courts, brought in Canadian courts, including courts in the Province of Quebec.

We do not intend to pay dividends on our common shares and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common shares.

We have never declared or paid any cash dividend on our common shares and do not currently intend to do so in the foreseeable future. We currently anticipate that we will retain future earnings, if materialized, for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. Therefore, the success of an investment in our common shares will depend upon any future appreciation in their value. There is no guarantee that our common shares will appreciate in value or even maintain the price at which you purchased them.

If securities or industry analysts do not publish or cease publishing research or reports or publish misleading, inaccurate or unfavorable research about us, our business or our market, our stock price and trading volume could decline.

The trading market for our common shares will be influenced by the research and reports that securities or industry analysts publish about us, our business, our market or our competitors. While we currently have research coverage by securities and industry analysts, there is no guarantee that such coverage will be maintained. If no or few securities or industry analysts cover our Company, the trading price and volume of our shares would likely be negatively impacted. If one or more of the analysts who covers us downgrades our shares or publishes inaccurate or unfavorable research about our business, or provides more favorable relative recommendations about our competitors, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our shares could decrease, which could cause our stock price or trading volume to decline.

Security breaches, loss of data and other disruptions, including with respect to cybersecurity, could compromise sensitive information related to our business or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and reputation.

In the ordinary course of our business, we collect and store sensitive data, including legally-protected personal information, such as test results and other patient health information, credit card and other financial information, insurance information, and personally identifiable information. We also store sensitive intellectual property and other proprietary business information, including that of our customers, payers and collaboration partners. We manage and maintain our applications and data utilizing a combination of on-site systems, managed data center systems and cloud-based data center systems. These

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applications and data encompass a wide variety of business-critical information, including research and development information, commercial information and business and financial information. We are highly dependent on information technology networks and systems, including the Internet, to securely process, transmit, and store this critical information. Although we take measures to protect sensitive information from unauthorized access or disclosure, our information technology and infrastructure, and that of our technology providers, may be vulnerable to cyber-attacks by hackers or viruses or breached due to employee error, malfeasance or other disruptions.

Any such breach or interruption could compromise our data security, and the information we store could be inaccessible by us or could be accessed by unauthorized parties, publicly disclosed, lost or stolen. Any such interruption in access, improper access, disclosure, modification, or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, such as the Health Insurance Portability and Accountability Act of 1996, or HIPAA, European data privacy regulations, such as the General Data Protection Regulation, or GDPR, and regulatory penalties. We may be required to comply with state breach notification laws, become subject to mandatory corrective action, or be required to verify the correctness of database contents. Unauthorized access, loss or dissemination could also disrupt our operations, including our ability to perform tests, provide test results, bill payers or patients, process claims and appeals, provide customer assistance services, conduct research and development activities, develop and commercialize tests, collect, process and prepare company financial information, provide information about our tests, and manage the administrative aspects of our business, any of which could damage our reputation and adversely affect our business. In addition, these breaches and other inappropriate access can be difficult to detect, and any delay in identifying them may compound these adverse consequences. Any such breach could also result in the compromise of our trade secrets and other proprietary information, which could adversely affect our competitive position.

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USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $     million, or approximately $     million if the underwriters exercise in full their option to purchase additional shares, based on a public offering price of $     per share after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

As of September 30, 2018, we had cash and investments of $107.1 million. We currently intend to use the net proceeds from the offering, together with our existing cash and investments, as follows:

(i)	to fund the preparations for an NDA filing of palovarotene for FOP in the second half of 2019;

(ii)	to facilitate the commercialization of palovarotene, including hiring commercial sales and marketing personnel and implementing plans to develop markets globally for our product;

(iii)	to fund the ongoing clinical trials of palovarotene, including the Phase 3 MOVE Trial in FOP, the Phase 2 MO-PED Trial in MO and the Phase 1 trial of an eye drop formulation for dry eye disease; and

(iv)	the remainder for working capital and for general corporate purposes.

The expected use of net proceeds of this offering represents our current intentions based upon our present plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures in these areas may vary significantly from our current intentions and will depend upon a number of factors, including the success of our product candidate development and any potential commercialization efforts, cash generated from future operations, if any, and actual expenses to operate our business. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering. Accordingly, our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of our management regarding the application of the net proceeds of this offering.

Pending use of proceeds from this offering, we intend to invest the proceeds in a variety of capital preservation investments, including long-term and short-term, investment-grade or FDIC insured, interest-bearing instruments.

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EXCHANGE RATE INFORMATION

The following table sets forth, for the periods indicated, the high, low, average and end of period daily rates of exchange for one U.S. dollar, expressed in Canadian dollars, published by the Bank of Canada during the respective periods.

	Nine-Month Period Ended September 30,	Year Ended December 31,

	2018	2017	2016	2015	2014

Highest daily rate during the period	$1.3310	$1.3743	$1.4589	$1.3990	$1.1643
Lowest daily rate during the period	$1.2288	$1.2128	$1.2544	$1.1728	$1.0614
Average daily spot rate for the period	$1.2876	$1.2986	$1.3248	$1.2787	$1.1045
Daily rate at the end of the period	$1.2945	$1.2545	$1.3427	$1.3840	$1.1601

On October 26, 2018, the Bank of Canada daily rate of exchange was $1.00 = C$1.3108.

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CAPITALIZATION

The following table sets forth our cash and investments and our capitalization as of June 30, 2018 on:

•	an actual basis; and

•	an as adjusted basis giving effect to the sale of common shares offered in this offering, based on a public offering price of $ per share after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The information in this table is illustrative only and our capitalization following the completion of this offering will be adjusted based on the public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with consolidated financial statements and the notes thereto included in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of June 30, 2018
	Actual	As Adjusted
	(in thousands)
Cash and short-term investments	$67,937	$
Long-term investments[1]	$50,000
Cash and investments[2]	$117,937	$
Equity
Common shares[3]	$230,660	$
Contributed surplus[4]	$4,663
Deficit	($115,611)
Total equity	$119,712	$
Consolidated capitalization	$119,712	$

(1)	Term deposits maturing at various dates up to October 1, 2019.
(2)	As at September 30, 2018, our cash and investments balance was $107.1 million.
(3)	Actual: no par value, unlimited shares authorized, 31,717,584 common shares issued and outstanding. As adjusted: unlimited shares authorized, common shares issued and outstanding.
(4)	At June 30, 2018, there were 4,333,952 stock options outstanding at a weighted average exercise price of $6.38 per share and 8,580 deferred share units outstanding. Share-based compensation expense, recognized as stock options vest, is recorded in contributed surplus. 283,980 stock options were granted subsequent to June 30, 2018 with a weighted average exercise price of $11.49 per share. The stock option grants subsequent to June 30, 2018 are not reflected in the above table as they will only be recorded as vesting occurs. 6,667 deferred share units were also granted subsequent to June 30, 2018 and are also not reflected in the above table.
(5)	We may issue up to $40.0 million of additional common shares issuable under the terms of our At-The-Market (ATM) offering prospectus filed on October 22, 2018. Adjusted cash and investments and total equity would increase by an incremental $38.8 million assuming the full amount drawn and no offering expenses.
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DILUTION

If you invest in our common shares in this offering, your interest will be diluted to the extent of the difference between the price per share that you pay and the net tangible book value per share of our common shares immediately after this offering.

As of June 30, 2018, our net tangible book value was $118.1 million, or $3.72 per common share. Net tangible book value per share is equal to our total tangible assets, less total liabilities, divided by the number of outstanding common shares. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by purchasers of common shares in this offering and the net tangible book value per share of our common shares immediately after this offering. After giving effect to the sale of common shares in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, at the public offering price of $     per share, our as adjusted net tangible book value as of June 30, 2018 would have been approximately $     million, or approximately $     per common share. This represents an immediate increase in net tangible book value of $     per share to our existing stockholders and an immediate dilution of $     per share to investors participating in this offering.

The amounts in the table below assume no exercise by the underwriters of their option to purchase additional common shares.

The following table illustrates this dilution on a per share basis:

Public offering price per share			$
Net tangible book value per share as of June 30, 2018		$3.72
Increase in net tangible book value per share attributable to this offering	$
As adjusted net tangible book value per share after giving effect to this offering			$
Dilution per share to investors purchasing common shares in this offering			$

If the underwriters exercise their option to purchase additional common shares in full in this offering, the increase in net tangible book value per share to existing stockholders would be $     per share and the dilution to purchasers of common shares in this offering would be $     per share.

In addition to the option to purchase additional common shares, if our ATM was also fully drawn upon, our tangible net book value per share would further increase by $     and the dilution to purchasers of common shares would be $      per share.

The foregoing tables are calculated based on 31,717,584 common shares that were outstanding on June 30, 2018, and exclude as of that date:

•	4,333,952 common shares issuable upon the exercise of options with a weighted average exercise price of $6.38;

•	8,580 common shares issuable upon departure of directors for deferred share units; and

•	873,304 remaining common shares reserved for issuance under our 2013 Stock Option Plan and 2,238,938 remaining common shares reserved for issuance under our 2017 Omnibus Plan.

New investors will experience further dilution if any of our outstanding options are exercised or new options are issued and exercised under our equity incentive plans. Furthermore, we may choose to raise additional capital through the sale of equity or other securities based on market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital in this manner, the issuance of such securities could result in further dilution of stockholders.

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MARKET FOR OUR COMMON SHARES

Our common shares are traded on The Nasdaq Global Select Market under the symbol “CMTA.” The following table sets forth the range of high and low sales prices of our common shares as quoted on The Nasdaq Global Select Market for the periods indicated.

Year Ending December 31, 2018	High	Low
4th Quarter (through October 26, 2018)	$19.58	$8.10
3rd Quarter	$12.60	$8.46
2nd Quarter	$19.47	$13.16
1st Quarter	$19.02	$11.90

Year Ended December 31, 2017	High	Low
4th Quarter	$20.02	$15.80
Period from August 2, 2017 to September 30, 2017	$17.71	$15.65

On October 26, 2018, the closing sale price of our common shares, as reported by The Nasdaq Global Select Market was $14.03 per share. As of October 26, 2018, there were approximately 18 holders of record of our common shares. The number of holders of record of our common shares does not reflect the number of beneficial holders whose shares are held by depositors, brokers or other nominees.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our capital stock since our inception. We currently anticipate that we will retain future earnings, if any, for the development, operation, and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law, and other factors our board of directors deems relevant. As a result, we anticipate that only appreciation of the price of our common shares, if any, will provide a return to investors in this offering for at least the foreseeable future.

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CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of certain U.S. federal income tax considerations for U.S. Holders (defined below) relating to the acquisition, ownership, and disposition, as a capital asset, of common shares issued by our Company (Common Shares). This discussion is based upon the Code, U.S. Treasury regulations (the Treasury Regulations) promulgated thereunder, published rulings, court decisions and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect).

This summary does not address, except as explicitly set forth below, the U.S. federal income tax considerations that may be applicable to any particular taxpayer nor to taxpayers that may be subject to special tax rules (e.g., financial institutions, insurance companies, real estate investment trusts, regulated investment companies, broker-dealers, tax-exempt organizations, holders that are, or that own their Common Shares through, partnerships or other pass-through entities, traders that elect mark-to-market treatment, persons that do not acquire their Common Shares upon original issuance, holders for whom Common Shares are not a “capital asset,” holders that are subject to the alternative minimum tax, holders that are not U.S. Holders, holders that have a functional currency other than the U.S. dollar, expatriates and former long-term residents of the United States, persons holding Common Shares as part of a “straddle,” “hedge,” “constructive sale” or “conversion” or other integrated transaction for U.S. federal income tax purposes, persons that acquire Common Shares pursuant to any employee share option or otherwise as compensation, or holders that own (directly, indirectly or constructively) 10% or more of our total combined voting power). This summary does not address the U.S. estate and gift, alternative minimum, state, local or non-U.S. tax consequences to U.S. Holders (defined below) of the acquisition, ownership, and disposition of the Common Shares. Each U.S. Holder should consult its own tax advisor regarding the U.S. estate and gift, alternative minimum, state, local and non-U.S. tax consequences arising from and relating to the acquisition, ownership, and disposition of the Common Shares. Each U.S. Holder should also review the separate discussion regarding Canadian tax considerations below under “Certain Canadian Federal Income Tax Considerations.”

IN VIEW OF THE FOREGOING, EACH INVESTOR AND PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING ALL U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF AN INVESTMENT IN COMMON SHARES, WITH SPECIFIC REFERENCE TO SUCH INVESTOR’S OWN PARTICULAR TAX SITUATION AND RECENT OR PROPOSED CHANGES IN APPLICABLE LAW.

For purposes of this discussion, a “U.S. Person” is:

i.	a citizen or resident of the United States,
ii.	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in or organized under the law of the United States, any state thereof, or the District of Columbia
iii.	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or
iv.	a trust which (A) is subject to the primary supervision of a United States court and one or more U.S. Persons have the authority to control all substantial decisions of the trust or (B) has otherwise validly elected to be treated as a U.S. Person under the Code.

A “U.S. Holder” is a U.S. Person that is a beneficial owner of Common Shares for U.S. federal income tax purposes.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Common Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If a U.S. Holder is a partner of a partnership holding Common Shares, such U.S. Holder is urged to consult its tax advisor regarding an investment in Common Shares.

Controlled Foreign Corporation Considerations

Our Company is a corporation organized under the laws of Canada. Generally, a non-U.S. corporation, such as us, will be classified as a CFC if more than 50% (by vote or value) of the shares of the corporation are held, directly, indirectly or constructively, by “U.S. Shareholders.” For purposes of this test, a U.S. Shareholder is generally any U.S. Person that possesses, directly, indirectly or constructively, at least 10% of the combined voting power or value of all classes of shares of a non-U.S. corporation. If a non-U.S. corporation is a CFC at any time during a taxable year, the U.S. Shareholders of the CFC will generally be subject to current U.S. federal income tax on certain types of income of the CFC (generally passive forms of income; including dividends, interest, certain rents and royalties, gain from the sale of property producing such income, gain from commodities transactions, foreign currency gain, income from notional principal contracts, and certain

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income from certain sales and services). Such income is currently taxable to U.S. Shareholders regardless of whether corresponding cash distributions are made by the CFC. Gain recognized on the sale of a CFC’s stock may be classified, in whole or in part, as a dividend, if, at any time during the five-year period ending on the sale date, the seller owned 10% or more of the voting power of a non-U.S. corporation while it was a CFC. Gain taxable as a dividend pursuant to the CFC rules may be eligible for reduced rates of taxation or no U.S. federal income taxes in certain circumstances. See “Distributions on Common Shares,” below.

Although we believe we qualified as a CFC in prior taxable years, based on our current ownership structure, we do not believe that we are currently a CFC for U.S. federal income tax purposes or were a CFC for the taxable year ending December 31, 2017. However, our ownership includes U.S. Holders that are U.S. Shareholders for U.S. federal income tax purposes. Therefore, while we do not believe we are a CFC, it is possible that, in the future, shareholders treated as U.S. Persons could acquire, directly or indirectly, enough shares to be treated as U.S. Shareholders after application of the constructive ownership rules and, together with any other U.S. Shareholders of our Company, cause our Company to be treated as a CFC for U.S. federal income tax purposes. If we are classified as both a CFC and a PFIC (as discussed below), U.S. Holders that meet the definition of a U.S. Shareholder during the period in which we are a CFC generally will not also be subject to the PFIC rules during such period. A U.S. Holder who is a shareholder may be required to file Form 5471 (Information Return of U.S. Persons with Respect to Certain Foreign Corporations) with the IRS for one or more taxable years. This information return requires certain disclosures concerning the filing U.S. Shareholder, other U.S. Shareholders and us. The CFC rules are complex and may have a significant effect on U.S. Holders that are U.S. Shareholders. EACH PRIOR, CURRENT AND PROSPECTIVE U.S. HOLDER SHOULD CONSULT ITS TAX ADVISOR REGARDING ALL ASPECTS OF THE CFC RULES.

Passive Foreign Investment Company Considerations

A non-U.S. corporation, such as us, will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying certain look-through rules with respect to the income and assets of certain subsidiaries, either: (i) at least 75% of its gross income for the taxable year is “passive income”; or (ii) at least 50% of the average quarterly value of its total gross assets (which may be determined in part by the market value of outstanding Common Shares, if our Company is a publicly traded corporation) is attributable to assets that produce passive income or are held for the production of passive income. For this purpose, passive income generally includes most types of income subject to current taxation under the CFC rules described above (other than certain sales and service income) and if a non-U.S. corporation owns at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of such other corporation’s income.

There are no minimum stock ownership requirements exempting U.S. investors from the PFIC rules. If we are a PFIC for any tax year during which a U.S. Holder owns Common Shares, we will generally continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which such U.S. Holder owns Common Shares, regardless of whether we continue to qualify as a PFIC under the tests described above.

Based on certain estimates of our gross income and gross assets, our receipt and intended use of proceeds from our IPO, and the nature of our business, we believe that we qualified as a PFIC for our taxable years ended December 31, 2016 and December 31, 2017 and we expect that we will qualify as a PFIC for our current taxable year ending December 31, 2018 and, very possibly, for subsequent years.

General PFIC Rules

If we are a PFIC, and unless a U.S. Holder makes one of the elections described below, a special tax regime will apply to both (i) any “excess distribution” received by such holder from us (generally, such holder’s ratable portion of any distributions in a year which exceeds 125% of the average annual distribution received by such holder during the shorter of the three preceding tax years or such holder’s holding period for Common Shares) and (ii) any gain realized by such holder on the sale or other disposition of Common Shares. Under the PFIC rules, any such excess distribution and realized gain will generally be treated as though realized ratably over such U.S. Holder’s holding period of Common Shares and subject to tax rates applicable to ordinary income. Such income is generally allocated to each previous year when we were a PFIC, taxed at the highest tax rate then in effect applicable to such U.S. Holder for that year and, in addition, is subject to an interest charge. The interest charge is based on the tax deemed deferred from prior years based on the allocation of the income and the resulting tax liability across the U.S. Holder’s holding period. If we are determined to be a PFIC, a U.S. Holder will generally be treated as owning a proportionate amount (by value) of shares owned by us in any direct or indirect subsidiaries that are also PFICs (lower-tier PFIC), and will be subject to similar adverse rules with respect to any distributions we receive from, or

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dispositions we make of, the shares of such subsidiaries. The mark-to-market election (as described below) is not permitted for the shares of any of our subsidiaries that are also classified as PFICs. U.S. Holders are urged to consult their tax advisors about the application of the PFIC rules to any of our subsidiaries.

Mark-to-Market Election

If we are a PFIC and our Common Shares are treated as “marketable stock” (as described below), a U.S. Holder may make an election to “mark to market” its Common Shares. If a U.S. Holder makes the mark-to-market election, then, in lieu of being subject to the PFIC tax and interest charge rules discussed above, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the Common Shares at the end of each taxable year over such U.S. Holder’s adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ordinary shares over its fair market value at the end of the taxable year (but in the case of losses, only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the Common Shares will be adjusted up or down to reflect these income or loss amounts taken into income annually. Any gain recognized on the sale or other disposition of Common Shares in a year when we are a PFIC will continue to be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election) but no interest charge is imposed. If a U.S. Holder makes a mark-to market election, it will be effective for the taxable year for which the election is made and for all subsequent taxable years unless Common Shares cease to be marketable stock or the U.S. Internal Revenue Service (IRS) consents to the revocation of the election. Distributions on our Common Shares will be treated as described below under “Distributions on Common Shares” if the U.S. Holder has made a mark-to-market election.

Our Common Shares are regularly traded in The Nasdaq Global Select Market and therefore is considered marketable stock for purposes of the mark-to-market election. However, there can be no assurance that our Common Shares will continue to be treated as marketable stock.

QEF Election

Alternatively, a U.S. Holder may make an election to treat us (and each lower-tier PFIC, if any) as a “qualified electing fund” (QEF Election). If a U.S. Holder makes a QEF Election, in lieu of the treatment described in “General PFIC Rules” above, such U.S. Holder would be required to include in income each year a portion of the “ordinary earnings” and “net capital gains” (at ordinary income and capital gains rates, respectively) of our Company or such lower-tier PFIC, even if not distributed to such U.S. Holder. Such U.S. Holder will not be permitted to recognize our current capital losses or ordinary losses.

A U.S. Holder that makes a QEF Election with respect to us (or a lower-tier PFIC, if any) generally may receive a tax-free distribution from us to the extent that such distribution represents our “earnings and profits” that were previously included in income by the U.S. Holder because of the QEF Election. The tax basis in such U.S. Holder’s Common Shares will be adjusted to reflect the amount included in income or allowed as a tax-free distribution because of the QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of its Common Shares.

If a U.S. Holder does not make a QEF Election for the first year of the U.S. Holder’s holding period for its Common Shares in which we were a PFIC with respect to such U.S. Holder, the U.S. Holder may still be able to make a retroactive QEF Election in a subsequent year if such U.S. Holder meets certain requirements and makes a “purging” election to recognize gain (which will be taxed under the general PFIC rules discussed above) as if its Common Shares were sold for its fair market value on the day when the QEF Election becomes effective. If a U.S. Holder is permitted to make a retroactive QEF Election but does not make a “purging” election to recognize gain as discussed in the preceding sentence, then such U.S. Holder shall continue to be subject to tax under the general PFIC rules discussed above (see, “General PFIC Rules,” above.)

A QEF Election will apply to the tax year for which such QEF Election is timely made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. A U.S. Holder will not be currently taxed on the ordinary income and net capital gain of a PFIC with respect to which a QEF Election was made for any taxable year of the non-U.S. corporation during which such corporation does not qualify as a PFIC.

We will make due inquiry with our U.S. tax advisors at least annually regarding our status as a PFIC. For each year in which we determine our Company to be a PFIC, we will endeavor to provide to a U.S. Holder, upon its written request, all information necessary for such U.S. Holder to make or maintain a valid QEF Election, with respect to us (and any of our

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subsidiaries which are lower-tier PFICs (as discussed below). However, there is no assurance that we will have timely knowledge of the status of any such lower-tier PFIC. In addition, we may not hold a controlling interest in any such lower-tier PFIC and thus there can be no assurance we will be able to cause the lower-tier PFIC to provide the required information. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs and the procedure for and adjustability of making a QEF Election.

Other PFIC Rules

Pursuant to proposed Treasury Regulations, subject to certain exceptions, a U.S. Holder that has not made a timely QEF Election may be required to recognize gain (but not loss) upon certain transfers of its Common Shares that would otherwise be tax-deferred (e.g., gifts or exchanges pursuant to corporate reorganization provisions). However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which such stock is transferred.

Certain additional adverse rules may apply with respect to a U.S. Holder if we are a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example, a U.S. Holder that uses its Common Shares as securities for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such stock. Furthermore, non-corporate U.S. Holders will not qualify for the preferential rates of taxation applicable to qualified dividend income as discussed in “Distributions on Common Shares” below.

A tax-exempt U.S. Holder will be subject to the PFIC rules discussed above only if a dividend from a PFIC would be treated as unrelated business taxable income to such tax-exempt U.S. Holder.

If a U.S. Holder owns Common Shares during any taxable year in which we are a PFIC, the U.S. Holder generally will be required to file an IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with respect to the company, generally with the U.S. Holder’s federal income tax return for that year. If our company were a PFIC for a given taxable year, each U.S. Holder should consult its tax advisor concerning any applicable filing requirements. The PFIC rules are complex and may have a significant effect on U.S. Holders. Each prospective U.S. Holder should consult its tax advisor regarding all other aspects of the PFIC rules.

Distributions on Common Shares

We do not currently make distributions on our Common Shares and we currently intend to retain all available funds and any future earnings for use in the operation of our business. See “Dividend Policy.”

Subject to the CFC and PFIC rules discussed above and herein, a U.S. Holder that receives a distribution with respect to its Common Shares (without reduction for any Canadian tax withheld from such distribution) will be required to include the amount of such distribution in gross income as a dividend to the extent of our current and accumulated “earnings and profits,” as determined for U.S. federal income tax purposes. To the extent that a distribution exceeds our current and accumulated “earnings and profits,” such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in its Common Shares and thereafter as gain from the sale or exchange of such stock. (See “Sale or Other Disposition of Common Shares,” below.) There can be no assurance that we will maintain the calculations of our earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder may have to assume that any distribution by us with respect to its Common Shares will constitute ordinary dividend income.

In general, dividends received by corporate U.S. Holders on their Common Shares generally will not be eligible for the “dividends received deduction.” However, the 2017 Tax Cuts and Jobs Act allows a domestic corporation that is a U.S. Shareholder of a specified 10% owned foreign corporation that satisfies certain holding and other requirements to take a deduction in an amount equal to the foreign-source portion of any dividend received from such specified 10% owned foreign corporation (essentially exempting such dividend from U.S. taxation). In such case, the corporate U.S. Shareholder is required to reduce the basis of its stock in such specified 10% owned foreign corporation (but not below zero) by the amount of the allowable dividends received deduction. No foreign tax credit or deduction is allowed for any taxes paid or accrued as to any dividend for which such dividends received deduction is allowed. For this purpose, a specified 10% owned foreign corporation is any foreign corporation as to which a corporate U.S. Holder is a U.S. Shareholder, other than a PFIC that is not a CFC.

If we are not a PFIC in the tax year of distribution or in the preceding tax year, dividends received by non-corporate U.S. Holders with respect to their Common Shares may constitute “qualified dividend income” and thus, may be eligible for the preferential tax rates applicable to long-term capital gains, provided that (1) we are eligible for the benefits of the United

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States-Canada income tax treaty as determined in accordance with the provisions of such treaty and certain U.S. federal income tax rules or such Common Shares are readily tradable on an established securities market in the United States and (2) certain holding period requirements are satisfied.

We expect to be eligible for the benefits of the United States-Canada income tax treaty. In addition, The Nasdaq Global Select Market should be treated as an established securities market for this purpose, although there can be no assurance that Common Shares will be readily tradable.

Subject to the discussions above regarding corporate U.S. Shareholders of a specified 10% owned foreign corporation, dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are qualified dividend income, the amount of the dividend taken into account for purposes of calculating the U.S. foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation of foreign taxes eligible for credit is calculated separately with respect to specific classes of income. Dividends distributed by us with respect to Common Shares will generally constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.” Special rules may also apply to the amount of foreign tax credit that U.S. Holder may claim on a distribution from a PFIC. The rules relating to foreign tax credits are complex and the availability of a foreign tax credit depends on numerous factors. EACH U.S. HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR CONCERNING THE APPLICATION OF THE UNITED STATES FOREIGN TAX CREDIT RULES TO ITS PARTICULAR SITUATION.

If dividends are paid in foreign currency, the amount includible in gross income will be the U.S. dollar value of such dividends, calculated based on the exchange rate applicable on the date of receipt, regardless of whether such foreign currency is converted into U.S. dollars at that time. Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Each U.S. Holder should consult its own U.S. tax advisors regarding foreign currency gain or loss for U.S. federal income tax purposes if any portion of dividends in foreign currency is not converted into U.S. dollars on the date of receipt.

Sale or Other Disposition of Common Shares

Subject to the PFIC and CFC rules discussed above, a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of its Common Shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in such stock. If Canadian tax is imposed on the sale or other disposition of Common Shares, a U.S. Holder’s amount realized will include the gross amount of the proceeds before deduction of such Canadian tax. See “Certain Canadian Federal Income Tax Considerations—Holders Not Resident in Canada—Dispositions.” Subject to the PFIC and CFC rules discussed above, for non-corporate U.S. Holders, capital gains from the sale or other disposition of Common Shares held for more than one year are generally eligible for preferential rates applicable to long-term capital gains. The deductibility of a capital loss is subject to certain limitations. Any gain or loss recognized on the sale of stock of a non-U.S. corporation by a U.S. Holder will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. Each prospective U.S. Holder should consult its own tax advisor regarding the tax consequences if a Canadian withholding tax is imposed on a disposition of its Common Shares, including the availability of the foreign tax credit under their particular circumstances.

Subject to the discussion below under “Backup Withholding,” a non-U.S. Holder will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or other disposition of its Common Shares unless (i) such gain is effectively connected with its conduct of a trade or business in the United States (or, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base that such holder maintains in the United States); (ii) such non-U.S. Holder is an individual and has been present in the United States for 183 days or more in the taxable year of such sale or disposition or as determined under a special “lookback” formula, and certain other conditions are met, or (iii) such non-U.S. Holder is subject to rules applicable to certain expatriates or former long-term residents of the United States.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts (other than trusts that are exempt from tax) will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which includes, among others, dividends on their Common Shares (including excess distributions treated as dividends), and net gains from the disposition of their Common Shares. U.S. Holders making a mark-to-market election or a QEF Election may be subject to special rules for purposes of this

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additional tax. Prospective U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the applicability of this additional tax to their income and gains in respect of their investments in Common Shares.

Certain Reporting Requirements

U.S. Persons (and in certain cases, certain non-resident aliens) that are treated as holding certain specified foreign financial assets in excess of certain thresholds may be subject to various U.S. return disclosure obligations. For these purposes, specified foreign financial assets include not only financial accounts maintained with foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a foreign person or entity. U.S. Holders may be subject to these reporting requirements unless their Common Shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. EACH PRIOR, CURRENT AND PROSPECTIVE U.S. HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH REGARD TO THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX REPORTING REQUIREMENTS ASSOCIATED WITH AN INVESTMENT IN COMMON SHARES.

Backup Withholding

Dividend payments with respect to Common Shares and proceeds from the sale, exchange or redemption of Common Shares may be subject to certain information reporting to the IRS and possible United States backup withholding currently at a rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding. U.S. Holders that are required to establish their exempt status generally must provide such certification on IRS Form W-9.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s United States federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information. U.S. Holders should consult their tax advisors regarding the application of the United States backup withholding rules.

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CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary, as of the date hereof, of certain Canadian federal income tax considerations under Canada’s Income Tax Act (Canadian Tax Act) generally applicable to a holder who acquires, as beneficial owner, Common Shares pursuant to this offering. This summary only applies to such a holder who, for the purposes of the Canadian Tax Act and at all relevant times: (i) is not, and is not deemed to be, resident in Canada for purposes of the Canadian Tax Act, (ii) deals at arm’s length and is not affiliated with us, (iii) acquires and holds the Common Shares as capital property, (iv) has not entered into, and will not enter into, with respect to the Common Shares, a “derivative forward agreement” as that term is defined in the Canadian Tax Act, and (v) does not use or hold, and is not deemed to use or hold, Common Shares in a business carried on in Canada (a Non-Canadian Holder). Special rules, which are not discussed in this summary, may apply to a Non-Canadian Holder that is an insurer carrying on an insurance business in Canada and elsewhere. The Common Shares will generally be considered to be capital property to a Non-Canadian Holder unless they are held in the course of carrying on a business or were acquired in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is based upon: (i) the current provisions of the Canadian Tax Act in force as of the date hereof; (ii) all specific proposals (the Tax Proposals) to amend the Canadian Tax Act that have been publicly announced by, or on behalf of, the Minister of Finance (Canada) prior to the date hereof; and (iii) counsels’ understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency made publicly available prior to the date hereof. This summary assumes that all such Tax Proposals will be enacted in the form currently proposed but no assurance can be given that they will be enacted in the form proposed or at all. This summary does not otherwise take into account or anticipate any changes in law, administrative policy or assessing practice, whether by legislative, regulatory, administrative, governmental or judicial interpretation, decision or action, nor does it take into account the tax laws of any province or territory of Canada or of any jurisdiction outside of Canada, which may differ from the Canadian federal income tax considerations described herein.

Subject to certain exceptions that are not discussed in this summary, for the purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of Common Shares must be determined in Canadian dollars based on exchange rates as determined in accordance with the Canadian Tax Act. The amount of any dividends required to be included in the income of, and capital gains or capital losses realized by, a Holder may be affected by fluctuations in the relevant exchange rate.

This summary is not exhaustive of all possible Canadian federal income tax considerations of purchasing, holding or disposing of the Common Shares. Moreover, this summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Canadian Holder and no representation with respect to the income tax consequences to any particular Non-Canadian Holder is made. Accordingly, Non-Canadian Holders are urged to consult their own tax advisors about the specific tax consequences to them of acquiring, holding and disposing of Common Shares in their particular circumstances.

Dividends

Dividends paid or credited on the Common Shares or deemed to be paid or credited on the Common Shares to a Non-Canadian Holder will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Canadian Holder is entitled under any applicable income tax convention between Canada and the country in which the Non-Canadian Holder is resident. For example, under the Canada-United States Tax Convention (1980), as amended, where dividends on the Common Shares are considered to be paid to or derived by a Non- Canadian Holder that is a beneficial owner of the dividends and is a U.S. resident for the purposes of, and is entitled to benefits of, such treaty, the applicable rate of Canadian withholding tax is generally reduced to 15% or, if such beneficial owner is a corporation that owns at least 10% of our voting shares, to 5%.

Dispositions

A Non-Canadian Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of Common Shares, unless the Common Shares are “taxable Canadian property” to the Non-Canadian Holder for purposes of the Canadian Tax Act and the Non-Canadian Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Canadian Holder is resident.

Generally, the Common Shares will not constitute “taxable Canadian property” to a Non-Canadian Holder at a particular time provided that the Common Shares are listed at that time on a “designated stock exchange” (as defined in the Canadian Tax

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Act), which includes The Nasdaq Global Select Market, unless at any particular time during the 60-month period that ends at that time (i) one or any combination of (a) the Non-Canadian Holder, (b) persons with whom the Non-Canadian Holder does not deal at arm’s length, and (c) partnerships in which the Non-Canadian Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, has owned 25% or more of the issued shares of any class or series of our capital stock, and (ii) more than 50% of the fair market value of the Common Shares was derived, directly or indirectly, from one or any combination of: (i) real or immoveable property situated in Canada, (ii) “Canadian resource properties” (as defined in the Canadian Tax Act), (iii) “timber resource properties” (as defined in the Canadian Tax Act) and (iv) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists. Notwithstanding the foregoing, in certain circumstances set out in the Canadian Tax Act, Common Shares could be deemed to be “taxable Canadian property.” Non-Canadian Holders whose Common Shares may constitute “taxable Canadian property” should consult their own tax advisors.

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UNDERWRITERS

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC and Leerink Partners LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
Leerink Partners LLC
Total:

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the common shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common shares offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common shares offered by this prospectus supplement if any such shares are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the common shares directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $        per share under the public offering price. After the initial offering of the common shares, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for thirty (30) days from the date of this prospectus supplement, to purchase up to an additional                      common shares at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional common shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of common shares listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional                      common shares.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us:	$	$	$
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $               . We have agreed to reimburse the underwriters for expense relating to clearance of this offering with the Financial Industry Regulatory Authority up to $30,000. In accordance with FINRA Rule 5110, the reimbursed fee is deemed underwriting compensation for this offering.

Our common shares are listed on The Nasdaq Global Select Market under the trading symbol “CMTA.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.

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We and all directors and officers and their affiliates have agreed that, without the prior written consent of Morgan Stanley & Co. LLC and Leerink Partners LLC on behalf of the underwriters, we and they will not, during the period ending ninety (90) days after the date of this prospectus supplement, or the restricted period:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common shares,

whether any such transaction described above is to be settled by delivery of common shares or such other securities, in cash or otherwise.

In addition, we have agreed that, without the prior written consent of Morgan Stanley & Co. LLC and Leerink Partners LLC on behalf of the underwriters, we will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any common shares or any security convertible into or exercisable or exchangeable for common shares. In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of units during and after this offering, including:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	The underwriters may sell shares in excess of the number of shares they are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares sold by the underwriters is not greater than the number of shares that they may purchase pursuant to their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares that they may purchase pursuant to their option to purchase additional shares. The underwriters may close out any covered short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. If the underwriters sell more shares than could be covered by their option to purchase additional shares, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•	In passive market making, market makers in the common shares who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common shares until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or slowing a decline in the market price of our common shares. The underwriters are not required to engage in these activities and may end any of these activities at any time. Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

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A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of common shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters may also engage in passive market making transactions in our common shares on The Nasdaq Global Select Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of common shares in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any of our common shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any of our common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of our common shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of our common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any of our common shares to be offered so as to enable an investor to decide to purchase any of our common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

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United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA, received by it in connection with the issue or sale of our common shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to our common shares in, from or otherwise involving the United Kingdom.
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LEGAL MATTERS

The validity of the common shares offered hereby and certain legal matters in connection with this offering will be passed upon by Jenner & Block LLP, New York, New York and Dentons Canada LLP, Montreal, Canada. Certain legal matters related to this offering will be passed upon for the underwriters by Ropes & Gray LLP, New York, New York as to U.S. legal matters and Osler, Hoskin & Harcourt LLP, New York, New York as to Canadian legal matters.

EXPERTS

Our consolidated financial statements as at December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and current reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.clementiapharma.com. Our website is not a part of this prospectus supplement and the accompanying prospectus and is not incorporated by reference in this prospectus supplement. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

This prospectus supplement is part of a registration statement we filed with the SEC. This prospectus supplement and the accompanying prospectus omit some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus supplement and in the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus supplement much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus supplement and the accompanying prospectus are continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus supplement and the accompanying prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement or the accompanying prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus supplement and the accompanying prospectus incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the securities under the registration statement is terminated or completed:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2017, filed on February 28, 2018;

•	the description of our common shares set forth in our registration statement on Form F-1/A (File No. 333-219066) filed with the SEC on July 20, 2017 and declared effective on August 1, 2017 and our Form 8-A filed
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with the SEC on August 1, 2017, including any amendment or report filed for the purpose of updating that description; and

•	our Reports of Foreign Private Issuer on Form 6-K furnished to the SEC on January 31, 2018, February 28, 2018, March 23, 2018, April 20, 2018, May 2, 2018 (three reports relating to Annual Report and Letter to Shareholders, Notification of Annual Meeting of Shareholders and Management Proxy Circular and Form of Proxy - Annual General Meeting of Shareholders), May 9, 2018 (two reports relating to Management’s Discussion and Analysis of Financial Condition and Results of Operations and Interim Condensed Consolidated Financial Statements and press release with respect to First Quarter 2018 Operating Results and Pipeline Updates), May 23, 2018, May 31, 2018 (one report relating to Report of Voting Results), July 5, 2018, July 13, 2018, August 9, 2018 (two reports relating to Management’s Discussion and Analysis of Financial Condition and Results of Operations and Interim Condensed Consolidated Financial Statements and press release with respect to Second Quarter 2018 Operating Results and Pipeline Updates), August 16, 2018, September 26, 2018, October 2, 2018, October 22, 2018, October 23, 2018 and October 29, 2018.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Clementia Pharmaceuticals Inc.

4150 Sainte-Catherine Street West, Suite 550

Montreal, Quebec, Canada H3Z 2Y5

Attention: Investor Relations

Telephone: (514) 940-1080

Email: investors@clementiapharma.com.

This prospectus supplement and the accompanying prospectus as further supplemented may contain information that updates, modifies or is contrary to information herein or in one or more of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus. You should rely only on the information incorporated by reference or provided in this prospectus supplement and accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement, the date of the accompanying prospectus or the date of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, respectively.

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PROSPECTUS

US$200,000,000

Common Shares

Clementia Pharmaceuticals Inc. may offer and sell from time to time up to an aggregate of US$200,000,000 of common shares. The specific terms of any securities offered will be described in supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you purchase our securities. This prospectus may not be used to offer securities unless accompanied by a prospectus supplement.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution. If underwriters, dealers and agents are used to sell these securities, we will name them and describe their compensation in a prospectus supplement.

Our outstanding common shares are listed for trading on The NASDAQ Global Select Market under the symbol “CMTA.” On October 4, 2018, the closing price of our common shares on The NASDAQ Global Select Market was US$10.49 per share.

Investing in our securities involves risks. Prior to purchasing our securities, you should carefully consider the risk factors that will be described in any applicable prospectus supplement and the risk factors described in our filings with the Securities and Exchange Commission, or the SEC, as explained under the heading “Risk Factors” on page 6 of this prospectus.

Neither the SEC, nor any securities commission of any state of the United States or any Canadian securities regulator has approved or disapproved the securities offered hereby or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

The date of this prospectus is October 18, 2018.

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ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we have filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of initial aggregate offering price of US$200,000,000. This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities under this process, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including a description of any risks relating to the offering if those terms and risks are not described in this prospectus. A prospectus supplement may also add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement.

Before investing in our securities, please carefully read both this prospectus and any prospectus supplement together with the documents incorporated by reference into this prospectus, as listed under “Documents Incorporated by Reference,” and the additional information described below under “Where You Can Find More Information.”

We may sell securities to or through underwriters or dealers, and we may also sell securities directly to other purchasers or through agents. To the extent not described in this prospectus, the names of any underwriters, dealers, or agents employed by us in the sale of the securities covered by this prospectus, the principal amounts or number of shares or other securities, if any, to be purchased by such underwriters or dealers, and the compensation, if any, of such underwriters, dealers, or agents will be described in a prospectus supplement.

Owning securities may subject you to tax consequences in the United States. This prospectus or any applicable prospectus supplement may not describe these tax consequences fully. You should read the tax discussion in any prospectus supplement with respect to a particular offering and consult your own tax advisor with respect to your own particular circumstances.

You should rely only on the information contained in or incorporated by reference into this prospectus or a prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The distribution or possession of this prospectus in or from certain jurisdictions may be restricted by law. This prospectus is not an offer to sell the securities and is not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. You should assume that the information contained in this prospectus and in any applicable prospectus supplement is accurate only as of the date on the front cover of this prospectus or prospectus supplement, as applicable, and the information incorporated by reference into this prospectus or any prospectus supplement is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

All references in this prospectus to “the Company”, “Clementia”, “we”, “us”, or “our” refer to Clementia Pharmaceuticals Inc. and the subsidiary through which it conducts its business unless otherwise indicated.

“Clementia” and our other registered or common law trademarks, service marks or trade names appearing in this prospectus are the property of Clementia Pharmaceuticals Inc. Other trademarks and trade names referred to in this prospectus are the property of their respective owners.

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Unless otherwise indicated, all references to “dollars” or the use of the symbol “$” are to U.S. dollars, the Company’s functional currency, and all references to “Canadian dollars” or “C$” are to Canadian dollars. Unless otherwise specified, all financial information has been prepared in accordance with International Financial Reporting Standards (or IFRS) as issued by the International Accounting Standards Board (or IASB).

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3, of which this prospectus forms a part. This prospectus does not contain all the information set out in the registration statement. For further information about us and the securities, please refer to the registration statement, including the exhibits to the registration statement. The exhibits to the registration statement provide more details of the matters discussed in this prospectus.

We are subject to the informational requirements of the Securities Exchange Act of 1934, or the Exchange Act, and we file reports and other information with the SEC. You may read and copy any of our reports and other information at, and obtain copies upon payment of prescribed fees from, the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. In addition, the SEC maintains a web site that contains reports and other information regarding registrants that file electronically with the SEC at www.sec.gov. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We maintain a corporate website at www.clementiapharma.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

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DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the documents we file with, or furnish to, them, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this prospectus forms a part of this prospectus, and information that we file later with the SEC automatically updates and supersedes any information in this prospectus. We incorporate by reference into this prospectus the documents listed below:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2017, filed on February 28, 2018;

•	the description of our common shares set forth in our registration statement on Form F-1/A (File No. 333-219066) filed with the SEC on July 20, 2017 and declared effective on August 1, 2017 and our Form 8-A filed with the SEC on August 1, 2017, including any amendment or report filed for the purpose of updating that description; and

•	our Reports of Foreign Private Issuer on Form 6-K furnished to the SEC on January 31, 2018, February 28, 2018, March 23, 2018, April 20, 2018, May 2, 2018 (three reports relating to Annual Report and Letter to Shareholders, Notification of Annual Meeting of Shareholders and Management Proxy Circular and Form of Proxy - Annual General Meeting of Shareholders), May 9, 2018 (two reports relating to Management’s Discussion and Analysis of Financial Condition and Results of Operations and Interim Condensed Consolidated Financial Statements and press release with respect to First Quarter 2018 Operating Results and Pipeline Updates), May 23, 2018, May 31, 2018 (one report relating to Report of Voting Results), July 5, 2018, July 13, 2018, August 9, 2018 (two reports relating to Management’s Discussion and Analysis of Financial Condition and Results of Operations and Interim Condensed Consolidated Financial Statements and press release with respect to Second Quarter 2018 Operating Results and Pipeline Updates), August 16, 2018, September 26, 2018 and October 2, 2018.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus are incorporated by reference into this prospectus and form part of this prospectus from the date of filing or furnishing of these documents. Any documents that we furnish to the SEC on Form 6-K subsequent to the date of this prospectus will be incorporated by reference into this prospectus only to the extent specifically set forth in the Form 6-K.

Any statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, in one of those other documents or in any other later filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any such statement so modified shall not be deemed, except as so modified, to constitute a part of this prospectus. Any such statement so superseded shall be deemed not to constitute a part of this prospectus.

Any person receiving a copy of this prospectus, including any beneficial owner, may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference into this prospectus, except for the exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents. Requests should be directed to our principal executive offices, Clementia Pharmaceuticals Inc., 4150 Sainte-Catherine Street West, Suite 550, Montreal, Quebec, Canada H3Z 2Y5, Attention: Investor Relations, telephone (514) 940-1080 or via email at investors@clementiapharma.com. Copies are also available on our website at www.clementiapharma.com.

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SUMMARY

This summary does not contain all of the information about our company that may be important to you and your investment decision. You should carefully read the entire prospectus and the applicable prospectus supplement, including the section entitled “Risk Factors” as well as the risk factors described in the documents incorporated by reference into this prospectus and the applicable prospectus supplement, before making an investment decision.

Our Company

We are a clinical-stage biopharmaceutical company innovating treatments for people with ultra-rare bone disorders and other diseases. Our lead product candidate, palovarotene, is an oral small molecule that binds and activates retinoic acid receptor gamma (an RARγ agonist) and has shown potent activity in preventing abnormal new bone formation as well as scar tissue formation (or fibrosis) in a variety of tissues. We are developing palovarotene for the treatment of Fibrodysplasia Ossificans Progressiva (FOP) and Multiple Osteochondromas (MO), as well as other diseases. We completed enrollment in our registration trial in FOP in August 2018 and we enrolled the first patient in our Phase 2 clinical trial in MO in April 2018, with interim data read-outs for both studies planned in 2019 and 2020, respectively. We believe that, if approved in FOP or MO, palovarotene could become the standard of care in either or both of these indications.

FOP is an ultra-rare, chronic and severely disabling disease of abnormal bone formation, or heterotopic ossification (HO). A 2011 Nature Medicine paper showed that palovarotene potently inhibited HO in animal models of FOP. As a result, we exclusively in-licensed palovarotene from Roche to form the basis of Clementia, and we have also secured additional IP related to palovarotene. FOP is characterized by painful, recurrent episodes of soft tissue swelling (flare-ups) that result in bone formation in areas of the body where bone is not normally present, such as muscles, tendons and ligaments. Recurrent flare-ups and new bone formation progressively restrict movement by locking joints, leading to cumulative loss of function, disability and early death. FOP is caused by a mutation of the bone morphogenetic protein (BMP) Type I receptor or ACVR1 (also known as ALK2) that leads to excess BMP signaling and new bone formation. We estimate that the prevalence of FOP is approximately 1.3 individuals per million lives, or approximately 9,000 globally. As of October 2016, there were known to be 800 diagnosed FOP patients worldwide. There are currently no approved medical treatment options to prevent the formation of heterotopic bone in FOP. We expect to report results for this trial in 2020 with planned interim read-outs in 2019 and 2020.

MO, also called multiple hereditary exostoses, is an ultra-rare genetic disease of new bone formation in children which, like FOP, is mediated by excess BMP signaling. Patients with MO develop multiple benign bone tumors, also known as osteochondromas (OCs) or exostoses, on bones. We estimate that MO affects approximately 20 individuals per million lives, or approximately 150,000 globally, which is approximately 15 times greater than that of FOP. Patients suffer from substantial morbidities that worsen over time until they reach skeletal maturity. We have generated pre-clinical data demonstrating that palovarotene inhibits the number of OCs by approximately 80% in an animal model of MO as compared to vehicle-treated animals. Based on our knowledge of the safety and tolerability profile of palovarotene and our pre-clinical animal model data, we initiated a global, placebo-controlled Phase 2 study (the MO-Ped Trial) of palovarotene in MO. We expect to report results for this trial in 2021 with a planned interim read-out in 2020.

We also believe that RARγ agonists have great potential as inhibitors of BMP signaling in other indications. Palovarotene has been shown to exert multiple effects in various tissues including in ocular tissues, where RARγ agonists generally demonstrate anti-fibrotic properties. Pre-clinical proof-of-concept studies in dry eye disease that we conducted show that an eye drop formulation of palovarotene can potently increase tear production and decrease corneal damage, leading to the enrollment of the first patient in our Phase 1 clinical trial in October 2018. We are also focused on developing our RARγ agonist platform beyond palovarotene. As part of this development process, we are currently in the process of characterizing second generation RARγ agonists that we have in-licensed from Galderma.

In July 2014, the FDA granted Orphan Drug Designation for palovarotene as a treatment for FOP, and in November 2014, we were granted orphan drug status in the EU. Orphan Drug Designation by the FDA allows for seven years of market exclusivity in the U.S. upon approval of the drug for the indication for which it was designated except in certain limited circumstances. In Europe, marketing authorization for an orphan drug generally leads to a ten-year period of market exclusivity. In November 2014, we received Fast Track Designation from the FDA, which allows for more frequent interactions with the FDA during the drug development and review process. Also, in July 2017, the FDA granted Breakthrough Therapy Designation to palovarotene for the prevention of HO in patients with FOP, which allows for intensive guidance on efficient drug development, organizational commitment involving senior management, and rolling review of our application. In November 2017, the FDA granted Orphan Drug Designation for palovarotene as a treatment for MO, and in May 2018, the EMA granted Orphan Drug Designation for palovarotene for the treatment of MO.

Corporate Information

Clementia Pharmaceuticals Inc. was incorporated under the Canada Business Corporations Act (CBCA) on November 5, 2010. The principal executive offices of Clementia Pharmaceuticals Inc. are currently located at 4150 Sainte-Catherine Street West, Suite 550, Montreal, Quebec, Canada H3Z 2Y5. Our telephone number is (514) 940-3600.

Clementia Pharmaceuticals Inc. has a wholly-owned subsidiary, Clementia Pharmaceuticals USA Inc., which was incorporated in the state of Delaware, with a registered office located at 275 Grove Street, Suite 2-400, Newton, Massachusetts, USA.

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RISK FACTORS

An investment in our securities involves a high degree of risk and should be considered speculative. An investment in our securities should only be undertaken by those persons who can afford the total loss of their investment. You should carefully consider the risks and uncertainties described under “Item 3D. Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2017 and under “Risk Factors” in our registration statement on Form F-1/A (File No. 333-219066) filed with the SEC on July 20, 2017 and declared effective on August 1, 2017, which sections are incorporated by reference herein, and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act and the risk factors and other information contained in any applicable prospectus supplement, before purchasing any of our securities. Additional risks and uncertainties not presently known to us or that we believe to be immaterial may also adversely affect our business. If any of these risks actually occur, our business, financial condition, prospects, results of operations or cash flow could be materially and adversely affected and you could lose all or a part of the value of your investment.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains information that may be forward-looking statements within the meaning of applicable securities laws. Forward-looking statements can be identified by the use of terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “intend,” “estimate,” “predict,” “potential,” “continue” or other similar expressions concerning matters that are not statements about the present or historical facts. Forward-looking statements in this prospectus, including any documents incorporated by reference herein, include, among other things, or statements about:

•	our ability to achieve profitability in the future;

•	our projected financial position and estimated cash burn rate;

•	our expectations about the timing of achieving milestones and the cost of our development programs;

•	our observations and expectations regarding the efficacy of palovarotene and the potential benefits to patients;

•	our requirements for, and the ability to obtain, future funding on favorable terms or at all;

•	our projections regarding the timely and successful completion of studies and trials and availability of results from such studies and trials;

•	our expectations about palovarotene’s safety and efficacy;

•	our expectations regarding our ability to arrange for the manufacturing of our products and technologies;

•	our expectations regarding the progress, and the successful and timely completion, of the various stages of the regulatory approval process;

•	our plans to market, sell and distribute our products and technologies;

•	our expectations regarding the acceptance of our products and technologies by the market;

•	our ability to retain and access appropriate staff, management, and expert advisers;

•	our expectations with respect to existing and future corporate alliances and licensing transactions with third parties, and the receipt and timing of any payments to be made by us or to us in respect of such arrangements; and

•	our strategy with respect to the protection of our intellectual property.
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All forward-looking statements reflect our belief and assumptions based on information available at the time the assumption was made. These forward-looking statements are not based on historical facts but rather on management’s expectations regarding future activities, results of operations, performance, future capital and other expenditures (including the amount, nature and sources of funding thereof), competitive advantages, business prospects and opportunities. By its nature, forward-looking information involves numerous assumptions, inherent risks and uncertainties, both general and specific, known and unknown, that contribute to the possibility that the predictions, forecasts, projections or other forward-looking statements will not occur. Factors which could cause future outcomes to differ materially from those set forth in the forward-looking statements include, but are not limited to:

•	our ability to generate revenue and become profitable;

•	the ability to obtain, on satisfactory terms or at all, the financing required to support operations, development, clinical trials, and commercialization of products;

•	the risks related to our heavy reliance on palovarotene, our only current product candidate;

•	the risks of delays and inability to complete clinical trials due to difficulties enrolling patients;

•	the risks associated with the development of palovarotene and any future product candidate, including the demonstration of efficacy and safety;

•	the risks related to clinical trials including the risk of negative results, potential delays, cost overruns and potential adverse events or unacceptable side effects;

•	the risks of reliance on third-parties for the planning, conduct and monitoring of clinical trials and for the manufacture of clinical drug supplies and drug product;

•	potential changes in regulatory requirements, and delays or negative outcomes from the regulatory approval process;

•	our ability to successfully compete in our targeted markets, including the risk that competing therapies could emerge;

•	the risks related to healthcare reimbursement policies and potential healthcare reform;

•	our heavy dependence on licensed intellectual property, including our ability to source and maintain licenses from third-party owners;

•	our ability to adequately protect proprietary information, trade secrets, and technology from competitors;
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•	the risk of patent or other intellectual property related litigation;

•	risks related to changes in patent laws and their interpretations;

•	risks relating to our ability to manage the expansion of the size and scope of our Company, including risks associated with international operations;

•	the potential for product liability claims; and

•	our ability to attract, retain and motivate key personnel.

Although the forward-looking statements contained in this prospectus are based upon what our management believes to be reasonable assumptions, we cannot assure readers that actual results will be consistent with these forward-looking statements.

Any forward-looking statements represent our estimates only as of the date of this prospectus and should not be relied upon as representing our estimates as of any subsequent date. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events, except as may be required by securities legislation.

All of the forward-looking statements in this prospectus and in the documents incorporated by reference are qualified by this cautionary statement. There can be no guarantee that the results or developments that we anticipate will be realized or, even if substantially realized, that they will have the consequences or effects on our business, financial condition or results of operations that we anticipate. As a result, you should not place undue reliance on the forward-looking statements. Except as required by applicable law, we do not undertake to update or amend any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are made as of the date of this prospectus. Forward-looking statements made in a document incorporated by reference into this prospectus are made as of the date of the original document and have not been updated by us except as expressly provided for in this prospectus.

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EXCHANGE RATE INFORMATION

The following table sets forth, for the periods indicated, the high, low, average and end of period noon rates of exchange for one U.S. dollar, expressed in Canadian dollars, published by the Bank of Canada during the respective periods.

	Nine-Month Period Ended September 30,	Year Ended December 31,
	2018	2017	2016	2015	2014

Highest noon rate during the period	$1.3310	$1.3743	$1.4589	$1.3990	$1.1643
Lowest noon rate during the period	$1.2288	$1.2128	$1.2544	$1.1728	$1.0614
Average noon spot rate for the period	$1.2876	$1.2986	$1.3248	$1.2787	$1.1045
Noon rate at the end of the period	$1.2945	$1.2545	$1.3427	$1.3840	$1.1601

On October 4, 2018, the Bank of Canada indicative rate of exchange was $1.00 = C$1.29.

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USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the principal reasons for this offering are to increase our capitalization and financial flexibility.

Specific information concerning the use of proceeds from the sale of any securities will be included in the prospectus supplement relating to such securities.

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MARKET FOR OUR COMMON SHARES

Our common shares are currently listed and traded on the NASDAQ Global Select Market under the symbol “CMTA.” Our shares began trading on August 2, 2017. The following table indicates, for the relevant periods, the high and low closing sale prices of our common shares as reported by the NASDAQ Global Select Market.

	Low	High	Volume

Period from August 2, 2017 through September 30, 2017	$15.65	$17.71	10,730,136
Quarter ended December 31, 2017	$15.80	$20.02	4,420,800
Quarter ended March 31, 2018	$11.90	$19.02	4,654,100
Quarter ended June 30, 2018	$13.16	$19.47	4,432,112
Quarter ended September 30, 2018	$8.46	$12.60	6,030,900
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DESCRIPTION OF SHARE CAPITAL

General

The following is a description of the material terms of our common and preferred shares as set forth in our articles of incorporation, as amended, and as further amended in connection with our IPO, and certain related sections of the CBCA. For more detailed information, please see our articles of incorporation and amendments thereto, which were included as Exhibit 3.1 to our Registration Statement on Form F-1/A (File No. 333-219066) filed with the SEC on July 20, 2017 and incorporated by reference herein.

Immediately prior to the completion of our IPO, we had 2,450,360 common shares outstanding, which were held by 12 shareholders of record, 13,409,796 Class A preferred shares outstanding, which were held by six shareholders of record, 5,825,018 Class B preferred shares outstanding, which were held by 16 shareholders of record and 841,410 Class C preferred shares outstanding, which were held by one shareholder of record. Immediately prior to the completion of our IPO, each of our outstanding preferred shares were converted into common shares. Both our common and preferred shares have no par value.

In the last three years, we have amended and restated our articles of incorporation four times to create new classes of shares (in June 2015 to create our Class B preferred shares, and in March 2017 to create our Class C preferred shares) to reflect our 11.99-for-1 stock split, which was effected in July 2017, as well as to reflect the capital described below (in August 2017).

As of September 30, 2018, we have issued an aggregate of 2,696,474 stock options common shares under our stock option plans; issued and sold 271,178 common shares to our directors, officers and employees under our equity compensation plans; issued 5,405,068 Class A preferred shares in connection with our Class A financing; issued 5,825,018 Class B preferred shares in connection with our Class B financing; issued 841,410 Class C preferred shares in connection with our Class C financing; and issued 9,191,000 common shares pursuant to our IPO.

Our authorized share capital currently consists of an unlimited number of common shares, no par value per share, of which 31,717,584 are issued and outstanding and an unlimited number of preferred shares, issuable in series, no par value per share, none of which are issued and outstanding.

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Common Shares

Under our amended and restated articles of incorporation, the holders of our common shares are entitled to one vote for each share held at any meeting of the shareholders. Subject to the prior rights of any holders of preferred shares, the holders of our common shares are entitled to receive dividends as and when declared by our board of directors. See “Dividend Policy” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2017. Subject to the prior payment to any holders of preferred shares, in the event of our liquidation, dissolution or winding-up or other distribution of our assets among our shareholders, the holders of our common shares are entitled to share pro rata in the distribution of the balance of our assets. Holders of common shares have no pre-emptive, redemption, conversion rights or other rights. The rights, preferences and privileges of the holders of common shares are subject to and may be adversely affected by, the rights of the holders of any series of preferred shares that we may designate in the future.

Preferred Shares

Under our amended and restated articles of incorporation, we are authorized to issue, without shareholder approval, an unlimited number of preferred shares, issuable in one or more series, and, subject to the provisions of the CBCA, having such designations, rights, privileges, restrictions and conditions, including dividend and voting rights, as our board of directors may determine, and such rights and privileges, including dividend and voting rights, may be superior to those of the common shares. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our Company and might adversely affect the market price of our common shares and the voting and other rights of the holders of common shares. We have no current plans to issue any preferred shares.

Options

During the year ended December 31, 2017, we granted 27,990 stock options under our 2017 Omnibus Plan (a copy of which is included as Exhibit 10.9 to our Registration Statement on Form F-1/A (file no. 333-219066) filed with the SEC on July 20, 2017 and hereby incorporated by reference herein) and 643,264 stock options under our 2013 Stock Option Plan (a copy of which is included as Exhibit 10.8 to our Registration Statement on Form F-1/A (file no. 333-219066) filed with the SEC on July 20, 2017 and hereby incorporated by reference herein).

During the six-month period ended June 30, 2018, we granted 1,406,480 stock options under our 2017 Omnibus Plan. Since June 30, 2018, we have granted 283,980 stock options under our 2017 Omnibus Plan and 110,000 stock options have been forfeited.

As of September 30, 2018, we have granted to employees, officers, directors and consultants 3,237,204 options to purchase our common shares under our 2013 Stock Option Plan, of which 2,913,582 are outstanding. As of our IPO, all stock options are being granted under our 2017 Omnibus Plan. As of September 30, 2018, we have granted to employees, officers, directors and consultants 1,718,450 options to purchase common shares under our 2017 Omnibus Plan, of which 1,594,350 are outstanding.

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PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus to or through underwriters or dealers, and also may sell those securities to one or more other purchasers directly or through agents, including sales pursuant to ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers, or if indicated in a prospectus supplement, pursuant to delayed delivery contracts, by remarketing firms or by other means. Underwriters may sell securities to or through dealers. Each prospectus supplement will set forth the terms of the offering, including the name or names of any underwriters, dealers or agents and any fees or compensation payable to them in connection with the offering and sale of a particular series or issue of securities, the public offering price or prices of the securities and the proceeds from the sale of the securities.

The securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales made directly on the NASDAQ Global Select Market or other existing trading markets for the securities. The prices at which the securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the securities at the initial offering price fixed in the applicable prospectus supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such prospectus supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the securities is less than the gross proceeds paid by the underwriters to us.

Underwriters, dealers and agents who participate in the distribution of the securities may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

In connection with any offering of securities, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. Any underwriters, dealers or agents to or through which securities other than our common shares are sold by us for public offering and sale may make a market in such securities, but such underwriters, dealers or agents will not be obligated to do so and may discontinue any such market making at any time and without notice. No assurance can be given that a market for trading in securities of any series or issue will develop or as to the liquidity of any such market, whether or not such securities are listed on a securities exchange

The place, time of delivery, and other terms of the offered securities will be described in the applicable prospectus supplement.

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CERTAIN INCOME TAX CONSIDERATIONS

The applicable prospectus supplement may describe certain United States federal income tax consequences of the acquisition, ownership and disposition of securities offered by this prospectus by an initial investor who is subject to United States federal income taxation.

The applicable prospectus supplement may also describe certain Canadian federal income tax consequences to investors described therein of acquiring securities offered by the prospectus.

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ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of Canada. Substantially all of our assets are located outside the United States. In addition, several of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, investors should not assume that the courts of Canada (i) would enforce judgments of U.S. courts obtained in actions against us, our officers or directors, or other said persons, predicated upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States or (ii) would enforce, in original actions, liabilities against us or such directors, officers or experts predicated upon the United States federal securities laws or any securities or other laws of any state or jurisdiction of the United States.

In addition, there is doubt as to the applicability of the civil liability provisions of U.S. federal securities law to original actions instituted in Canada. It may be difficult for an investor, or any other person or entity, to assert U.S. securities laws claims in original actions instituted in Canada.

The Corporation Trust Company is our agent to receive service of process with respect to any action brought against us in the United States. The Corporation Trust Company is located at 1209 Orange Street, Wilmington, Delaware 19801.

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EXPERTS

Our consolidated financial statements as at December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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LEGAL MATTERS

Unless otherwise specified in the prospectus supplement relating to any offering of securities under this prospectus, certain legal matters in connection with this offering relating to U.S. law will be passed upon for us by Jenner & Block LLP, New York, New York, United States and certain legal matters in connection with this offering relating to Canadian law will be passed upon for us by Dentons Canada LLP, Montreal, Quebec, Canada. In addition, certain legal matters in connection with any offering of securities under this prospectus will be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents with respect to matters of Canadian and United States law.